Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PACWEST BANCORP,

BANC OF CALIFORNIA, INC.,

and

CAL MERGER SUB, INC.

Dated as of July 25, 2023

TABLE OF CONTENTS

Page

	ARTICLE I
	THE MERGER

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of PACW Common Stock	3
1.6	PACW Preferred Stock	4
1.7	Merger Sub Common Stock	4
1.8	Treatment of PACW Equity Awards	4
1.9	Treatment of BANC Equity Awards	5
1.10	Certificate of Incorporation of Surviving Entity	6
1.11	Bylaws of Surviving Entity	6
1.12	Tax Consequences	6
1.13	Officers and Directors of Surviving Entity	6
1.14	Second Step Merger	6
1.15	FRS Membership and Bank Merger	7

	ARTICLE II
	EXCHANGE OF SHARES

2.1	BANC to Make Merger Consideration Available	8
2.2	Exchange of Shares	8

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES OF PACW

3.1	Corporate Organization	11
3.2	Capitalization	12
3.3	Authority; No Violation	13
3.4	Consents and Approvals	14
3.5	Reports	15
3.6	Financial Statements	16
3.7	Broker’s Fees	18
3.8	Absence of Certain Changes or Events	18
3.9	Legal Proceedings	18
3.10	Taxes and Tax Returns	19
3.11	Employees and Employee Benefit Plans	20
3.12	Compliance with Applicable Law and Privacy Obligations	24

3.13	Certain Contracts	25
3.14	Agreements with Governmental Entities	27
3.15	Investment Securities and Commodities	27
3.16	Risk Management Instruments	27
3.17	Environmental Matters	28
3.18	Real Property	28
3.19	Intellectual Property	29
3.20	Related Party Transactions	29
3.21	State Takeover Laws	30
3.22	Reorganization	30
3.23	Opinion	30
3.24	PACW Information	30
3.25	Loan Portfolio	31
3.26	Subordinated Indebtedness	31
3.27	Investment Advisor Subsidiary	32
3.28	No Broker-Dealers	32
3.29	Insurance	32
3.30	Information Security	33
3.31	No Other Representations or Warranties	33

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF BANC AND MERGER SUB

4.1	Corporate Organization	34
4.2	Capitalization	35
4.3	Authority; No Violation	36
4.4	Consents and Approvals	37
4.5	Reports	37
4.6	Financial Statements	38
4.7	Broker’s Fees	40
4.8	Absence of Certain Changes or Events	40
4.9	Legal Proceedings	40
4.10	Taxes and Tax Returns	41
4.11	Employees and Employee Benefit Plans	41
4.12	Compliance with Applicable Law and Privacy Obligations	45
4.13	Certain Contracts	46
4.14	Agreements with Governmental Entities	48
4.15	Investment Securities and Commodities	48
4.16	Risk Management Instruments	49
4.17	Environmental Matters	49
4.18	Real Property	49
4.19	Intellectual Property	50
4.20	Related Party Transactions	50
4.21	Investment Agreements	50
4.22	State Takeover Laws	51
4.23	Reorganization	51

4.24	Opinion	51
4.25	BANC Information	51
4.26	Loan Portfolio	52
4.27	Insurance	53
4.28	Information Security	53
4.29	No Other Representations or Warranties	53

	ARTICLE V
	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	54
5.2	PACW Forbearances	54
5.3	BANC Forbearances	57

	ARTICLE VI
	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	60
6.2	Access to Information; Confidentiality	62
6.3	Stockholder Approvals	64
6.4	Legal Conditions to Merger	66
6.5	Stock Exchange Listing and Delisting	66
6.6	Employee Matters	67
6.7	Indemnification; Directors’ and Officers’ Insurance	69
6.8	Additional Agreements	70
6.9	Efforts to Close; Advice of Changes	70
6.10	Dividends	70
6.11	Shareholder Litigation	70
6.12	Corporate Governance	71
6.13	Acquisition Proposals	72
6.14	Public Announcements	73
6.15	Change of Method	73
6.16	Restructuring Efforts	74
6.17	Takeover Statutes	74
6.18	Investment Agreement	74
6.19	Client Consents	75
6.20	Treatment of PACW Debt	76
6.21	Balance Sheet Repositioning	77
6.22	Exemption from Liability under Section 16(b)	77

	ARTICLE VII
	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	78

7.2	Conditions to Obligations of BANC and Merger Sub	79
7.3	Conditions to Obligations of PACW	80

	ARTICLE VIII
	TERMINATION AND AMENDMENT

8.1	Termination	81
8.2	Effect of Termination	82

	ARTICLE IX
	GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	85
9.2	Amendment	85
9.3	Extension; Waiver	85
9.4	Expenses	85
9.5	Notices	86
9.6	Interpretation	87
9.7	Counterparts	87
9.8	Entire Agreement	88
9.9	Governing Law; Jurisdiction	88
9.10	Waiver of Jury Trial	88
9.11	Assignment; Third-Party Beneficiaries	88
9.12	Specific Performance	89
9.13	Severability	89
9.14	Confidential Supervisory Information	89
9.15	Delivery by Electronic Transmission	89

EXHIBITS

Exhibit A — Form of PACW Voting Agreement

Exhibit B — Form of BANC Voting Agreement

Exhibit C — Form of Amended and Restated Certificate of Incorporation of Surviving Entity

Exhibit D — Form of Amended and Restated Bylaws of Surviving Entity

Exhibit E — Form of Bank Merger Agreement

INDEX OF DEFINED TERMS

2023 Bonuses	69
Acquisition Proposal	74
affiliate	88
Agreement	1
Articles of Merger	6
Balance Sheet Repositioning	78
BANC	1
BANC Articles	7
BANC Benefit Plans	43
BANC Board Recommendation	66
BANC Bylaws	7
BANC Common Stock	3
BANC Contract	49
BANC Directors	72
BANC Disclosure Schedule	34
BANC Equity Awards	5
BANC Insider	45
BANC Meeting	65
BANC Non-Voting Common Stock	7
Banc of California	7
BANC Options	36
BANC Owned Properties	51
BANC Preferred Stock	36
BANC PSU Award	5
BANC Qualified Plans	43
BANC Real Property	51
BANC Reference Net Wholesale Funding Amount	41
BANC Regulatory Agreement	49
BANC Reports	39
BANC RSU Award	4
BANC Share Issuance	37
BANC Stock Plans	5
BANC Subsidiary	35
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Certificates	8
BHC Act	11
BSR Agreement	78
BSR Costs	85
business day	88
CARES Act	26
CDFPI	16
Certificate of Merger	2
Chosen Courts	89
Client	76

v

Closing	2
Closing Date	2
Code	1
Condition Satisfaction Date	2
Confidentiality Agreement	64
Consent Notice	76
Continuing Employees	68
Controlled Group Liability	22
Data Breach	25
Delaware Merger Certificates	6
Delaware Secretary	2
DGCL	2
Effective Time	2
Enforceability Exceptions	15
Environmental Law	29
Equity Financing	80
ERISA	21
ERISA Affiliate	22
Exception Shares	3
Exchange Act	18
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	3
FDIC	12
Federal Reserve	16
Financing Conditions	52
FRS Membership	7
GAAP	12
Governmental Entity	16
Intellectual Property	30
Investment Advisers Act	32
Investment Advisory Contract	76
Investment Advisory Services	33
Investment Agreement	1
Investor	1
Investor Directors	72
IRS	20
J.P. Morgan	41
Joint Proxy Statement	16
Law	15
Legal Proceeding	19
Liens	14
Loans	32
made available	88
Maryland Department	6
Material Adverse Effect	11

Materially Burdensome Regulatory Condition	63
Measurement Time	64
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Bylaws	35
Merger Sub Charter	35
Merger Sub Common Stock	4
Mergers	1
MEWA	22
MGCL	6
Multiemployer Plan	22
Multiple Employer Plan	22
NASDAQ	16
Negative Consent Notice	77
Net Wholesale Funding Amount	19
Net Wholesale Funding Schedule Delivery Date	64
New BANC Preferred Stock	7
New Benefit Plans	68
New Certificates	8
Non-Voting Preferred Stock	1
NYSE	10
Old Certificate	3
Order	20
ordinary course	88
ordinary course of business	88
PACW	1
PACW Bank	7
PACW Benefit Plans	21
PACW Board Recommendation	66
PACW Bylaws	13
PACW Charter	13
PACW Common Stock	3
PACW Compensation Committee	4
PACW Contract	27
PACW Director Restricted Stock Award	4
PACW Directors	72
PACW Disclosure Schedule	11
PACW Equity Awards	5
PACW Indemnified Parties	70
PACW Insiders	79
PACW Meeting	65
PACW Owned Properties	29
PACW Preferred Stock	4
PACW PSU Award	4
PACW Qualified Plans	21

PACW Real Property	30
PACW Reference Net Wholesale Funding Amount	19
PACW Regulatory Agreement	28
PACW Reports	17
PACW Restricted Stock Award	4
PACW Stock Plan	5
PACW Subsidiary	13
Pandemic	13
Pandemic Measures	13
party	88
Permitted Encumbrances	29
person	88
Personal Data	24
Piper Sandler	19
PWAM	32
Recommendation Change	66
Representatives	73
Requisite BANC Vote	37
Requisite PACW Vote	15
Requisite Regulatory Approvals	62
S-4	16
Sarbanes-Oxley Act	17
SEC	16
Second Certificate of Merger	6
Second Effective Time	6
Second Step Merger	1
Securities Act	17
Significant Subsidiaries	13
SRO	16
Subsidiary	13
Surviving Bank	7
Surviving Corporation	1
Surviving Entity	1
Takeover Statutes	31
Tax	21
Tax Return	21
Taxes	21
Termination Date	82
Termination Fee	84

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2023 (this “Agreement”), by and among PacWest Bancorp, a Delaware corporation (“PACW”), Banc of California, Inc., a Maryland corporation (“BANC”), and Cal Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of BANC (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of BANC, PACW and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which (a) Merger Sub will, on the terms and subject to the conditions set forth herein, merge with and into PACW (the “Merger”), so that PACW is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger, and (b) immediately following the Effective Time, BANC shall cause the Surviving Entity to be merged with and into BANC (the “Second Step Merger,” and together with the Merger, the “Mergers”), so that BANC is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, in furtherance thereof, (a) the Boards of Director of PACW has adopted a resolution approving this Agreement, declaring its advisability and approving the transactions contemplated hereby, including the Mergers and the FRS Membership, (b) the Board of Directors of BANC has adopted a resolution approving this Agreement, declaring its advisability and approving and the transactions contemplated hereby, including the Mergers, the FRS Membership and the BANC Share Issuance and (c) the Board of Directors of Merger Sub has adopted a resolution approving this Agreement, declaring its advisability and approving the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, BANC has entered into separate investment agreements (each, including the equity commitments and limited guarantees contemplated therein, an “Investment Agreement”) by and between BANC and the investment vehicles and their affiliates which are party to the Investment Agreements (the “Investors” and each, an “Investor”) pursuant to which, on the terms and subject to the conditions set forth in each Investment Agreement, substantially concurrently with the Closing, the applicable Investors will make an equity investment in BANC in exchange for shares of BANC Common Stock and shares of Non-Voting Common Equivalent Stock, par value $0.01 per share, of BANC (the “Non-Voting Common Equivalent Stock”) as well as certain warrants to purchase shares of BANC Common Stock or Non-Voting Common Equivalent Stock, as applicable;

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) as a condition and inducement to BANC’s willingness to enter into this Agreement, each member of the Board of Directors of PACW has entered into separate Voting Agreements with BANC, in substantially the form attached hereto as Exhibit A, in connection with the Requisite PACW Approval and (b) as a condition and inducement to PACW’s willingness to enter into this Agreement, each member of the Board of Directors of BANC has entered into separate Voting Agreements with PACW, in substantially the form attached hereto as Exhibit B, in connection with the Requisite BANC Approval; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1            The Merger. On the terms and subject to the conditions set forth in this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into PACW, with PACW surviving the Merger as the Surviving Entity and continuing its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m. Pacific Time (a) on the first business day following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) occurs (the date on which such conditions have been so satisfied or waived, the “Condition Satisfaction Date”); provided that if any day would otherwise become the Condition Satisfaction Date after 1:00 p.m. Eastern Time, then the Condition Satisfaction Date shall be deemed to be the business day following such day or (b) at such other date, time or place agreed in writing by the parties hereto (such date on which the Closing actually occurs being hereinafter referred to as the “Closing Date”).

1.3            Effective Time. The Merger shall become effective as set forth in the certificate of merger (a “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) at the Closing. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in such Certificate of Merger.

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5            Conversion of PACW Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BANC, PACW, Merger Sub or the holder of any PACW Common Stock:

(a)            Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of PACW (the “PACW Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of PACW Common Stock owned by PACW as treasury stock or owned by PACW, BANC or Merger Sub (in each case other than shares of PACW Common Stock (i) held in trust accounts, managed accounts, mutual funds or the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by PACW or BANC in respect of debts previously contracted ((i) and (ii), “Exception Shares”)), shall be converted into the right to receive 0.6569 of a share (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, par value $0.01 per share, of BANC (the “BANC Common Stock”).

(b)            All of the shares of PACW Common Stock converted into the right to receive the Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of PACW Common Stock) previously representing any such shares of PACW Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of BANC Common Stock which such shares of PACW Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of PACW Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of BANC Common Stock or PACW Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, but, in each case, excluding the Equity Financing, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give BANC and the holders of PACW Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit PACW or BANC to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of PACW Common Stock that are owned by PACW, BANC or Merger Sub (in each case other than Exception Shares) shall be cancelled and shall cease to exist and no BANC Common Stock or other consideration shall be delivered in exchange therefor.

1.6            PACW Preferred Stock. At the Effective Time, each share of 7.75% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of PACW (the “PACW Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding.

1.7            Merger Sub Common Stock. At and after the Effective Time, each share of the common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Entity.

1.8            Treatment of PACW Equity Awards.

(a)            At the Effective Time, each award in respect of a share of PACW Common Stock subject to vesting, repurchase or other lapse restriction granted under the PACW Stock Plan that is outstanding immediately prior to the Effective Time (a “PACW Restricted Stock Award”) shall be converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of PACW Common Stock subject to such PACW Restricted Stock Award immediately prior to the Effective Time with the same terms and conditions as were applicable under such PACW Restricted Stock Award immediately prior to the Effective Time (including vesting terms), with any fractional shares rounded to the nearest whole share of BANC Common Stock.

(b)            At the Effective Time, each performance-based restricted share unit award in respect of shares of PACW Common Stock granted under the PACW Stock Plan that is outstanding immediately prior to the Effective Time (a “PACW PSU Award”) shall be converted automatically into a time-based restricted stock unit award of BANC (a “BANC RSU Award”) with the same terms and conditions as were applicable under such PACW PSU Award immediately prior to the Effective Time (including vesting terms, but excluding performance-based vesting conditions). The number of shares of BANC Common Stock subject to each BANC RSU Award shall be equal to the product (rounded to the nearest whole share) of (x) the number of shares of PACW Common Stock subject to each such PACW PSU Award immediately prior to the Effective Time, multiplied by the Exchange Ratio. For purposes of determining the number of shares of PACW Common Stock subject to the PACW PSU Awards immediately prior to the Effective Time, performance shall be deemed to be achieved based on the actual level of performance through the latest practicable date prior to the Effective Time (which may be the end of PACW’s most recently completed fiscal quarter prior to the Effective Time) as reasonably determined by the Compensation and Human Capital Committee of the Board of Directors of PACW (the “PACW Compensation Committee”) in accordance with the PACW Stock Plan and the applicable award agreement and in consultation with BANC.

(c)            At the Effective Time, each PACW Restricted Stock Award held by a non-employee member of the Board of Directors of PACW (a “PACW Director Restricted Stock Award”), shall fully vest and be converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of the PACW Common Stock subject to such PACW Director Restricted Stock Award immediately prior to the Effective Time, with any fractional shares rounded to the nearest whole share of BANC Common Stock.

(d)            At or prior to the Effective Time, PACW, the Board of Directors of PACW or the PACW Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the PACW Equity Awards consistent with the provisions of this Section 1.8.

(e)            For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “PACW Equity Awards” means the PACW Restricted Stock Awards and the PACW PSU Awards.

(ii)           “PACW Stock Plan” means the Amended and Restated PACW 2017 Stock Incentive Plan.

1.9            Treatment of BANC Equity Awards.

(a)            Except as set forth on Section 1.9 of the BANC Disclosure Schedule, at the Effective Time, each performance-based restricted share unit award in respect of shares of BANC Common Stock granted under the BANC Stock Plan that is outstanding immediately prior to the Effective Time (a “BANC PSU Award”) shall fully vest with performance deemed to be achieved based on the target level of performance, and will be settled in shares of BANC Common Stock which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date (or on such later date if required to comply with Section 409A of the Code).

(b)            At the Effective Time, all BANC Equity Awards shall be deemed replaced by the Surviving Corporation in accordance with Section 10(c) of each of the BANC Stock Plans, it being understood that notwithstanding such replacement, (i) the number of shares of BANC Common Stock underlying each BANC Equity Award, and the exercise price in the case of unexercised stock options granted under the BANC Stock Plans (“BANC Options”), shall remain unchanged immediately following the Effective Time, and (ii) each BANC RSU Award that is outstanding immediately prior to the Effective Time, if granted to a non-employee member of the Board of Directors of BANC, shall fully vest upon the Effective Time and be settled in shares of BANC Common Stock which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date (or on such later date if required to comply with Section 409A of the Code).

(c)            At or prior to the Effective Time, BANC, the Board of Directors of BANC or the BANC Compensation, Nominating, and Corporate Governance Committee of the Board of Directors of BANC, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the BANC Equity Awards consistent with the provisions of this Section 1.9.

(d)            For purposes of this Agreement, “BANC Stock Plans” means the BANC 2018 Omnibus Stock Incentive Plan and the BANC 2013 Omnibus Stock Incentive Plan.

(e)            “BANC Equity Awards” means the BANC RSU Awards, the BANC PSU Awards and the BANC Options.

1.10            Certificate of Incorporation of Surviving Entity. At the Effective Time, the Restated Certificate of Incorporation of PACW, as in effect immediately prior to the Effective Time, shall, without any further action of any person, be amended and restated in the form attached hereto as Exhibit C and thereafter shall be the certificate of incorporation of the Surviving Entity until amended in accordance with applicable law.

1.11            Bylaws of Surviving Entity. At the Effective Time, the Second Amended and Restated Bylaws of PACW, as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached hereto as Exhibit D and thereafter shall be the bylaws of the Surviving Entity until amended in accordance with applicable law.

1.12            Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.13            Officers and Directors of Surviving Entity. The officers and directors of Merger Sub as of immediately prior to the Effective Time shall continue as the officers and directors of the Surviving Entity.

1.14            Second Step Merger.

(a)            Immediately following the Effective Time, in accordance with the Maryland General Corporation Law (the “MGCL”) and the DGCL, BANC shall cause the Surviving Entity to be merged with and into BANC in the Second Step Merger, with BANC surviving the Second Step Merger as the Surviving Corporation and continuing its existence under the Laws of the State of Maryland, and the separate corporate existence of the Surviving Entity ceasing as of the Second Effective Time. In furtherance of the foregoing, BANC shall cause to be filed with the Department of Assessments and Taxation of the State of Maryland (the “Maryland Department”), in accordance with the MGCL, articles of merger (the “Articles of Merger”) relating to the Second Step Merger and shall cause to be filed with the Delaware Secretary, in accordance with the DGCL, a certificate of ownership and merger relating to the Second Step Merger (the “Second Certificate of Merger” and, together with the Certificate of Merger, the “Delaware Merger Certificates”). The Second Step Merger shall become effective at such time specified in the Articles of Merger and the Second Certificate of Merger in accordance with the relevant provisions of the MGCL and the DGCL (such time hereinafter referred to as the “Second Effective Time”).

(b)            At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of BANC or the Surviving Entity, each share of common stock, no par value, of the Surviving Entity shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)            At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of BANC, the Surviving Entity or any other person, other than the filing of a certificate of designation with the Delaware Secretary, each share of the PACW Preferred Stock issued and outstanding immediately prior to the Second Effective Time shall be converted into the right to receive one share of a newly created series of preferred stock of BANC having such powers, preferences and rights, and such qualifications, limitations and restrictions thereof, taken as a whole, that are not materially less favorable to the holders of the PACW Preferred Stock immediately prior to the Second Effective Time (all shares of such newly created series or preferred stock, collectively, the “New BANC Preferred Stock”) and, upon such conversion, the PACW Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Second Effective Time.

(d)            At and after the Second Effective Time, each share of BANC Common Stock, Class B Non-Voting Common Stock, par value $0.01 per share, of BANC (the “BANC Non-Voting Common Stock”) and Non-Voting Common Equivalent Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of BANC Common Stock, BANC Non-Voting Common Stock and Non-Voting Common Equivalent Stock, respectively, and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the BANC Common Stock, including the shares issued to former holders of PACW Common Stock and the shares of BANC Common Stock and Non-Voting Common Equivalent Stock issued in the Equity Financing, shall be the capital stock of the Surviving Corporation.

(e)            At the Second Effective Time, the Second Articles of Restatement of BANC (the “BANC Articles”), as in effect immediately prior to the Second Effective Time, shall be the Second Articles of Restatement of the Surviving Corporation until thereafter amended in accordance with applicable law.

(f)            At the Second Effective Time, the Sixth Amended and Restated Bylaws of BANC (the “BANC Bylaws”), as in effect immediately prior to the Second Effective Time, shall be the Sixth Amended and Restated Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

(g)            At the Second Effective Time, the officers and directors of BANC as of immediately following the Effective Time (including as provided in Section 6.12) shall be the officers and directors of the Surviving Corporation.

1.15            FRS Membership and Bank Merger. Promptly following the Second Effective Time, Pacific Western Bank, a California-chartered non-member bank and, prior to the Second Effective Time, a wholly-owned Subsidiary of PACW (“Pacific Western Bank”), shall become a member bank of the Federal Reserve System (the “FRS Membership”). Promptly following the effectiveness of the FRS Membership, Banc of California, National Association, a national banking association and a wholly-owned Subsidiary of BANC (“Banc of California”), shall merge with and into Pacific Western Bank (the “Bank Merger”). Pacific Western Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Banc of California shall cease. Promptly after the date of this Agreement, Banc of California and Pacific Western Bank will enter into an agreement and plan of merger in substantially the form set forth in Exhibit E (the “Bank Merger Agreement”). BANC and PACW shall, and shall cause Banc of California and Pacific Western Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to effect the FRS Membership, including by PACW causing Pacific Western Bank to purchase stock of the Federal Reserve Bank of San Francisco as may be necessary under applicable Law, and to make the Bank Merger effective (“Bank Merger Certificates”) promptly following the Second Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable Law, or at such other time as shall be provided by applicable Law.

ARTICLE II

EXCHANGE OF SHARES

2.1            BANC to Make Merger Consideration Available. At or prior to the Effective Time, BANC shall deposit, or shall cause to be deposited, with an exchange agent designated by BANC and mutually acceptable to PACW (the “Exchange Agent”), for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificate or book-entry account statements representing share of PACW Preferred Stock) for exchange in accordance with this Article II, (a) certificates or, at BANC’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of BANC Common Stock or New BANC Preferred Stock to be issued to holders of PACW Common Stock and PACW Preferred Stock, as applicable, and (b) cash in lieu of any fractional shares (such cash and New Certificates for shares of BANC Common Stock and New BANC Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).

2.2            Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, BANC and PACW shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of PACW Common Stock immediately prior to the Effective Time or PACW Preferred Stock immediately prior to the Second Effective Time that have been converted at the Effective Time or the Second Effective Time, as applicable, into the right to receive the Merger Consideration or shares of New BANC Preferred Stock, as applicable, pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of BANC Common Stock or New BANC Preferred Stock, as applicable, and any cash in lieu of fractional shares which the shares of PACW Common Stock or PACW Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of BANC Common Stock to which such holder of PACW Common Stock shall have become entitled pursuant to the provisions of Article 1 and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article 2 and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), or (ii) (A) a New Certificate representing that number of shares of New BANC Preferred Stock to which such holder of PACW Preferred Stock shall have become entitled pursuant to the provisions of Article I and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of BANC Common Stock or shares of New BANC Preferred Stock, which the shares of PACW Common Stock or PACW Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)            No dividends or other distributions declared with respect to BANC Common Stock or New BANC Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of BANC Common Stock or shares of New BANC Preferred Stock which the shares of PACW Common Stock or PACW Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c)            If any New Certificate representing shares of BANC Common Stock or New BANC Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of BANC Common Stock or New BANC Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no transfers on the stock transfer books of PACW of the shares of PACW Common Stock or New BANC Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of BANC Common Stock or New BANC Preferred Stock, as applicable, as provided in this Article II.

(e)            Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of BANC Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to BANC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of BANC. In lieu of the issuance of any such fractional share, BANC shall pay to each former holder of PACW Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of BANC Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by PACW and BANC) by (ii) the fraction of a share (after taking into account all shares of PACW Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of BANC Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)            Any portion of the Exchange Fund that remains unclaimed by the holders of PACW Common Stock or PACW Preferred Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of PACW Common Stock and New BANC Preferred Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of BANC Common Stock and cash in lieu of any fractional shares or shares of New BANC Preferred Stock, as applicable, and any unpaid dividends and distributions on the BANC Common Stock or New BANC Preferred Stock deliverable in respect of each former share of PACW Common Stock or PACW Preferred Stock, as applicable, that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BANC, PACW, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of PACW Common Stock and PACW Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)            BANC shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of BANC Common Stock, any cash dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of PACW Common Stock, PACW Preferred Stock or PACW Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld by BANC or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of PACW Common Stock, PACW Preferred Stock or PACW Equity Awards in respect of which the deduction and withholding was made by BANC or the Exchange Agent, as the case may be.

(h)            In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount and on such terms as the Exchange Agent, in consultation with the Surviving Corporation, may reasonably determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of BANC Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PACW

Except (a) as disclosed in the disclosure schedule delivered by PACW to BANC concurrently herewith (the “PACW Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the PACW Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PACW that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any PACW Reports publicly filed by PACW after January 1, 2023 and at least two (2) business days prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), PACW hereby represents and warrants to BANC as follows:

3.1            Corporate Organization.

(a)            PACW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (the “BHC Act”). PACW has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. PACW is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW. As used in this Agreement, “Material Adverse Effect” means, (x) with respect to BANC, PACW, Merger Sub or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in Laws (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or other Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), (F) any stockholder litigation arising out of, related to, or in connection with the Agreement, the Mergers or the Bank Merger that is brought or threatened against a party or any party’s Board of Directors from and following the date of this Agreement and prior to the Effective Time (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(k), 4.3(b), 4.4 or 4.11(k)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur, except to the extent otherwise excluded by this proviso) or (H) the expenses incurred by PACW or BANC in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby, (y) with respect to PACW, (1) PACW’s Net Wholesale Funding Amount as of the Measurement Time is at least one billion seven hundred and fifty million dollars ($1,750,000,000) greater than the PACW Reference Net Wholesale Funding Amount, (2) as of the Measurement Time, the common equity Tier 1 Capital (as defined in 12 C.F.R. 217.20) of PACW is less than the amount set forth in Section 3.1(a) of the PACW Disclosure Schedule or (3) any Governmental Entity shall have appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver or conservator for Pacific Western Bank and (z) with respect to BANC, (1) BANC’s Net Wholesale Funding Amount as of the Measurement Time is at least one billion seven hundred and fifty million dollars ($1,750,000,000) greater than the BANC Reference Net Wholesale Funding Amount, (2) as of the Measurement Time, the common equity Tier 1 Capital (as defined in 12 C.F.R. 217.20) of BANC is less than the amount set forth in Section 3.1(a) of the BANC Disclosure Schedule, except as a result of the matters set forth in Section 3.1(a) of the BANC Disclosure Schedule, or (3) any Governmental Entity shall have appointed the FDIC as receiver or conservator for Banc of California. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the SEC. True, correct and complete copies of the Restated Certificate of Incorporation of PACW (the “PACW Charter”) and the Second Amended and Restated Bylaws of PACW (the “PACW Bylaws”), as in effect as of the date of this Agreement, have been made available by PACW to BANC.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to be material to PACW and its Subsidiaries, taken as a whole, each Subsidiary of PACW (a “PACW Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of PACW to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Other than Pacific Western Bank and those Subsidiaries set forth in Section 3.1(b) of the PACW Disclosure Schedule, there are no PACW Subsidiaries as of the date hereof.

(c)            Pacific Western Bank is a non-member bank duly organized, validly existing and in good standing under the Laws of the State of California. The deposit accounts of Pacific Western Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. PACW is a member in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein.

(d)            As of the date hereof, other than as set forth in Section 3.1(d) of the PACW Disclosure Schedule, PACW does not have any equity interests or other investments in any corporation, limited liability company, partnership, trust, joint venture, or other entity that is not a Subsidiary.

3.2            Capitalization.

(a)            The authorized capital stock of PACW consists of 200,000,000 shares of PACW Common Stock and 5,000,000 shares of PACW Preferred Stock. As of July 24, 2023, there were (i) 118,542,777 shares of PACW Common Stock outstanding, (ii) 3,082,495 shares of PACW Common Stock held in treasury, (iii) 1,468,533 shares of restricted PACW Common Stock granted in respect of outstanding PACW Restricted Stock Awards, (iv) 656,049 shares of PACW Common Stock granted in respect of outstanding PACW PSU Awards (assuming performance goals applicable to PACW PSU Awards are satisfied at the target level) and (v) 513,520 shares of PACW Preferred Stock outstanding. As of July 21, 2023, there were 267,035 shares of PACW Common Stock held by the trustees of the PACW 401(k) Plan under the PACW 401(k) Plan common stock fund. As of the date of this Agreement, except as set forth above and for changes (i) since July 24, 2023 resulting from the vesting or settlement of any PACW Equity Awards or (ii) since July 24, 2023 resulting sales of shares of Common Stock under the PACW 401(k) Plan common stock fund, there are no other shares of capital stock or other equity or voting securities of PACW issued, reserved for issuance or outstanding. All of the issued and outstanding shares of PACW Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no trust preferred or subordinated debt securities of PACW issued or outstanding. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of PACW may vote. Other than PACW Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no (A) outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in PACW, or (B) contracts, commitments, understandings or arrangements by which PACW may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in PACW, or that otherwise obligate PACW to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which PACW or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of PACW Common Stock or other equity interests of PACW.

(b)            PACW owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the PACW Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No PACW Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3            Authority; No Violation.

(a)            PACW has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite PACW Vote and other actions described in this Section 3.3 and Section 3.4, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by PACW of its obligations hereunder and the consummation of the transactions contemplated hereby (including the Mergers, the FRS Membership and the Bank Merger) have been duly and validly approved by the Board of Directors of PACW, and the Board of Directors of PACW has adopted this Agreement and declared its advisability. The Board of Directors of PACW has determined that the Mergers and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, are advisable and in the best interests of the holders of PACW Common Stock and directed that this Agreement and the transactions contemplated hereby be submitted to the holders of PACW Common Stock for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the holders of a majority of the outstanding shares of PACW Common Stock entitled to vote on this Agreement (the “Requisite PACW Vote”) and (ii) the approval and adoption of the Bank Merger Agreement by PACW as Pacific Western Bank’s sole shareholder, no other corporate proceedings on the part of PACW or Pacific Western Bank are necessary to approve or adopt this Agreement, for PACW to perform its obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PACW and (assuming due authorization, execution and delivery by BANC and Merger Sub) constitutes a valid and binding obligation of PACW, enforceable against PACW in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)            None of the execution and delivery of this Agreement by PACW, the performance by PACW of its obligations hereunder, the consummation by PACW of the transactions contemplated hereby, including the Mergers, the FRS Membership and the Bank Merger, or compliance by PACW with any of the terms or provisions hereof, will (i) violate any provision of the PACW Charter or the PACW Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, policy, guideline, or Order of any Governmental Entity (each, a “Law”) applicable to PACW or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PACW or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PACW or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (ii)(x) and (ii)(y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW.

3.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ Stock Market LLC (“NASDAQ”) or NYSE, and the approval of the listing of the shares of BANC Common Stock to be issued pursuant to this Agreement and the New BANC Preferred Stock on the NYSE, (b) the filing of any required applications, filings, certificates and notices, as applicable, with the Board of Governors of the Federal Reserve System or Federal Reserve Bank of San Francisco (together, the “Federal Reserve”) under the BHC Act with respect to the Mergers, the Federal Reserve Act with respect to the FRS Membership and the Bank Merger Act with respect to the Bank Merger and approval or waiver of such applications, filings, certificates and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the California Department of Financial Protection and Innovation (the “CDFPI”), and approval, exemption or waiver of such applications, filings, certificates and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of (i) any filings that are necessary under the applicable requirements of the Exchange Act, including the filing of a joint proxy statement in definitive form relating to the meetings of PACW’s stockholders and BANC’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and (ii) the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by BANC in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (e) the filing of the Delaware Merger Certificates with the Delaware Secretary pursuant to the DGCL and filing of the Articles of Merger with the Maryland Department pursuant to the MGCL, and the filing of the Bank Merger Certificates and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BANC Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by PACW of this Agreement or (ii) the consummation by PACW of the Mergers and the other transactions contemplated hereby (including the FRS Membership and the Bank Merger). As of the date hereof, PACW has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers, the FRS Membership and the Bank Merger on a timely basis.

3.5            Reports.

(a)            PACW and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2021 with the following Governmental Entities: (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW. Subject to Section 9.14, except for normal examinations conducted by a Governmental Entity in the ordinary course of business of PACW and its Subsidiaries, (A) no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of PACW, investigation into the business or operations of PACW or any of its Subsidiaries since January 1, 2021, (B) there is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of PACW or any of its Subsidiaries, and (C) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of PACW or any of its Subsidiaries since January 1, 2021; in the case of each of clauses (A) through (C), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PACW.

(b)            An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by PACW to the SEC since January 1, 2021 pursuant to the Securities Act of 1933 (the “Securities Act”), or the Exchange Act (the “PACW Reports”) is publicly available. No such PACW Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all PACW Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of PACW has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the PACW Reports.

3.6            Financial Statements.

(a)            The financial statements of PACW and its Subsidiaries included (or incorporated by reference) in the PACW Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of PACW and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of PACW and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of PACW and its Subsidiaries have been, since January 1, 2021, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2021, no independent public accounting firm of PACW has resigned (or informed PACW that it intends to resign) or been dismissed as independent public accountants of PACW as a result of, or in connection with, any disagreements with PACW on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Neither PACW nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of PACW included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2023 and (iii) fees and expenses payable to any financial advisor, counsel or other professional in connection with this Agreement and the transactions contemplated hereby, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW.

(c)            The records, systems, controls, data and information of PACW and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PACW or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW. PACW (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)) to ensure that material information relating to PACW, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of PACW by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to PACW’s outside auditors and the audit committee of PACW’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect PACW’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PACW’s internal controls over financial reporting. To the knowledge of PACW, there is no reason to believe that PACW’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2021, (i) neither PACW nor any of its Subsidiaries, nor, to the knowledge of PACW, any director, officer, auditor, accountant or representative of PACW or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of PACW or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PACW or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing PACW or any of its Subsidiaries, whether or not employed by PACW or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PACW or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of PACW or any committee thereof or to the knowledge of PACW, to any director or officer of PACW.

(e)            As of June 30, 2023, PACW’s Net Wholesale Funding Amount was equal to the amount set forth in Section 3.6(e) of the PACW Disclosure Schedules (the “PACW Reference Net Wholesale Funding Amount”). As used herein, “Net Wholesale Funding Amount” means, as of any applicable time of determination, an amount equal to (i) the total amount of liabilities of PACW and its Subsidiaries or BANC and its Subsidiaries, as applicable, for brokered deposits, Federal Home Loan Bank borrowings, repurchase obligations, borrowings under the Federal Reserve Bank of San Francisco Bank Term Funding Program, borrowings under any discount window facility and other borrowings less (ii) the aggregate amount of cash and cash equivalents of PACW and its Subsidiaries or BANC and its Subsidiaries, as applicable.

3.7            Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither PACW nor any PACW Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. PACW has disclosed to BANC as of the date hereof the aggregate fees provided for in connection with the engagement by PACW of Piper Sandler related to the Mergers and the other transactions contemplated hereby.

3.8            Absence of Certain Changes or Events.

(a)            Since January 1, 2021, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PACW.

(b)            Through the date of this Agreement, except in connection with the transactions contemplated by this Agreement, since January 1, 2021, PACW and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9            Legal Proceedings.

(a)            Neither PACW nor any of its Subsidiaries is a party to any, and there are no pending or threatened in writing or, to PACW’s knowledge, otherwise threatened, legal, administrative, arbitral or other proceedings, claims, audit, examination, actions or governmental or regulatory investigations by or before any Governmental Entity (each, a “Legal Proceeding”) of any nature against PACW or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would, individually or in the aggregate, reasonably be expected to result in a material restriction on, or material liability being imposed against, PACW, any PACW Subsidiary or any of their respective businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PACW or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no injunction, order, judgment, writ, directive, enforcement action, decree, or regulatory restriction of any Governmental Entity (each, an “Order”) imposed upon PACW, any of its Subsidiaries or any of their current or former directors or executive officers (in each of their capacities as such) or the assets of PACW or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to PACW and its Subsidiaries, taken as a whole (other than any Order issued by a Governmental Entity in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).

3.10          Taxes and Tax Returns.

(a)            Each of PACW and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither PACW nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of PACW and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of PACW and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither PACW nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of PACW and its Subsidiaries for all years to and including 2022 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither PACW nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of PACW and its Subsidiaries or the assets of PACW and its Subsidiaries. Neither PACW nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among PACW and its Subsidiaries). Neither PACW nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PACW) or (ii) has any liability for the Taxes of any person (other than PACW or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract or otherwise. Neither PACW nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither PACW nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the past five (5) years has PACW been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)            As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, unclaimed property, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)            As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11          Employees and Employee Benefit Plans.

(a)            Section 3.11(a) of the PACW Disclosure Schedule sets forth a true, correct and complete list of all material PACW Benefit Plans. For purposes of this Agreement, “PACW Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, stock-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, welfare or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, policies, practices, agreements or arrangements (whether or not funded and whether or not in writing) that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, PACW or any of its Subsidiaries for the benefit of any current or former employee, officer or director of PACW or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)            PACW has heretofore made available to BANC true, correct and complete copies of (i) each material PACW Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such PACW Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter (or opinion or advisory letter, if applicable), if any, relating to such PACW Benefit Plan, (D) the most recently prepared actuarial report for each PACW Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such PACW Benefit Plan.

(c)            Each PACW Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d)            Section 3.11(d) of the PACW Disclosure Schedule sets forth a true, correct and complete list of each PACW Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “PACW Qualified Plans”). The IRS has issued a favorable determination letter (or opinion or advisory letter, if applicable) with respect to each PACW Qualified Plan and the related trust, and, to the knowledge of PACW, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any PACW Qualified Plan or the related trust.

(e)            No PACW Benefit Plan is, and none of PACW, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Controlled Group Liability has been incurred by PACW or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of PACW, no condition exists that presents a material risk to PACW or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to PACW and its Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)            None of PACW, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of PACW, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. No PACW Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (a “MEWA”).

(g)            Neither PACW nor any of its Subsidiaries sponsors or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)            All contributions required to be made to any PACW Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any PACW Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of PACW, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to PACW and its Subsidiaries, taken as a whole.

(i)            There are no pending or threatened in writing or, to PACW’s knowledge, otherwise threatened, claims (other than claims for benefits in the ordinary course) or other Legal Proceedings that have been asserted or instituted, and, to PACW’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or other Legal Proceeding against the PACW Benefit Plans, any fiduciaries thereof with respect to their duties to the PACW Benefit Plans or the assets of any of the trusts under any of the PACW Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to PACW and its Subsidiaries.

(j)            With respect to each PACW Benefit Plan that is subject to ERISA, (i) neither PACW nor its Subsidiaries have engaged in, and to the knowledge of PACW, no other person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) none of PACW nor any of its Subsidiaries or, to the knowledge of PACW, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of, or investment of the assets of, such PACW Benefit Plan that, in each case, would reasonably be expected to result in material liability to PACW or any of its Subsidiaries.

(k)            Other than as provided in this Agreement, none of the execution and delivery of this Agreement, the performance by PACW of its obligations hereunder or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of PACW or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of PACW or any of its Subsidiaries, (iii) accelerate the timing of or cause PACW or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any PACW Benefit Plan or (iv) result in any limitation on the right of PACW or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any PACW Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by PACW or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l)            Neither PACW nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or Section 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(m)            No PACW Benefit Plan is maintained outside of the jurisdiction of the United States or covers any PACW employees who reside or work outside of the United States.

(n)            There are no pending or threatened in writing or, to PACW’s knowledge, otherwise threatened material labor grievances or material unfair labor practice claims or charges against PACW or any of its Subsidiaries, or any strikes, lockouts, work stoppages, slowdowns or other material labor disputes against PACW or any of its Subsidiaries. Neither PACW nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union or labor organization. To the knowledge of PACW, there are no, and since January 1, 2021 there have been no, labor union organizing efforts with respect to any employees of PACW or its Subsidiaries.

(o)            PACW and its Subsidiaries are in compliance in all material respects with, and since January 1, 2021 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees as exempt or nonexempt and workers as employees or independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation, unemployment insurance, disability rights or benefits, retaliation, immigration, family and medical leave, occupational safety and health, plant closings and layoffs and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(p)            (i) To the knowledge of PACW, no written allegations of sexual harassment, sexual misconduct or discrimination have been made since December 31, 2019 against any PACW Insider or any employee of PACW or any of its Subsidiaries at the level of Senior Vice President or above, (ii) since December 31, 2019, neither PACW nor any of its Subsidiaries has entered into any settlement agreement involving or related to allegations of sexual harassment, sexual misconduct or discrimination by any PACW Insider or any employee of PACW or any of its Subsidiaries at the level of Senior Vice President or above, and (iii) there are no proceedings currently pending or, to the knowledge of PACW, threatened related to any allegations of sexual harassment, sexual misconduct or discrimination by any PACW Insider or any employee of PACW or any of its Subsidiaries at the level of Senior Vice President or above. To the knowledge of PACW, no employee of PACW or any of its Subsidiaries at the level of Senior Vice President or above is in any material respect in material breach of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other similar obligation: (A) to PACW or any of its Subsidiaries or (B) to a former employer of any such employee relating (1) to the right of any such employee to be employed by PACW or any of its Subsidiaries or (2) to the knowledge or use of trade secrets or proprietary information.

3.12          Compliance with Applicable Law and Privacy Obligations. PACW and each of its Subsidiaries hold, and have at all times since January 1, 2021, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, and, to the knowledge of PACW, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. PACW and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Law applicable to PACW or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes “personal data,” “personally identifiable information,” “nonpublic personal information,” “personal information” or a similar term (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Pacific Western Bank has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, none of PACW, or any of its Subsidiaries or, to the knowledge of PACW, any director, officer, employee, agent or other person acting on behalf of PACW or any of its Subsidiaries has, directly or indirectly, (a) used any funds of PACW or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of PACW or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of PACW or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of PACW or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for PACW or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for PACW or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. PACW maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality, integrity and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) any other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Data Breach”). To the knowledge of PACW, PACW has not experienced any Data Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on PACW. To the knowledge of PACW, there are no data security or other technological vulnerabilities with respect to PACW’s information technology systems or networks that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on PACW. Since January 1, 2021, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, PACW and its Subsidiaries are and have been compliant with their written data privacy and security policies and all contractual commitments of PACW and its Subsidiaries concerning privacy, data protection, data security and the collection, storage, use and other processing of Personal Data. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW: (A) Pacific Western Bank has complied with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (B) PACW and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (C) none of PACW, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13          Certain Contracts.

(a)            As of the date hereof, neither PACW nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any PACW Benefit Plan):

(i)            which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)            which contains a provision that materially restricts the conduct on any line of business by PACW or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusive license, exclusivity or exclusive dealing provisions with such an effect);

(iii)            which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)            any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite PACW Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to result in a material liability to PACW and its Subsidiaries, taken as a whole;

(v)            that (A) relates to the incurrence of indebtedness by PACW or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) provides for the guarantee, support, assumption or endorsement by PACW or any of its Subsidiaries of, or any similar commitment by PACW or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an outstanding principal amount of $500,000 or more, or (C) provides for any material indemnification or similar obligations on the part of PACW or any of its Subsidiaries;

(vi)            that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of PACW and its Subsidiaries, taken as a whole;

(vii)            that creates future payment obligations in excess of $500,000 per annum other than any such contracts which are terminable by PACW or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by PACW or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business;

(viii)            that is a settlement, consent or similar agreement and contains any material continuing obligations of PACW or any of its Subsidiaries;

(ix)            that relates to the acquisition or disposition of any person, business or asset and under which PACW or its Subsidiaries has a material on-going obligation or liability, including the disposition of any material loan portfolio;

(x)            that relates to any material joint venture, partnership or other similar agreement;

(xi)            that licenses or otherwise grants rights to PACW or any of its Subsidiaries from a third party with respect to material Intellectual Property of any third party, where such contract is material to the businesses of PACW and its subsidiaries, taken as a whole; or

(xii)            that licenses or grants other rights to any third party from PACW or its Subsidiaries with respect to material Intellectual Property, where such contract is material to the businesses of PACW and its Subsidiaries, taken as a whole.

(b)            Each contract, arrangement, commitment or understanding of the type described in Section 3.13(a) (excluding any PACW Benefit Plan), whether or not set forth in the PACW Disclosure Schedule, is referred to herein as a “PACW Contract.” PACW has made available to BANC true, correct and complete copies of each PACW Contract in effect as of the date hereof.

(c)            In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, (i) each PACW Contract is valid and binding on PACW or one of its Subsidiaries, as applicable, and in full force and effect, (ii) each of PACW and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each PACW Contract, (iii) to the knowledge of PACW, each third-party counterparty to each PACW Contract has complied with and performed all obligations required to be performed by it to date under such PACW Contract, (iv) PACW does not have knowledge of, and has not received or delivered notice of, any violation of any PACW Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of PACW or any of its Subsidiaries, or to the knowledge of PACW, any other party thereto, of or under any such PACW Contract and (vi) no party to any PACW Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any PACW Contract, including as a result of the Pandemic or the Pandemic Measures.

3.14          Agreements with Governmental Entities. Subject to Section 9.14, neither PACW nor any of its Subsidiaries is subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the PACW Disclosure Schedule, a “PACW Regulatory Agreement”), nor has PACW or any of its Subsidiaries been advised in writing or, to the knowledge of PACW threatened, since January 1, 2021, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such PACW Regulatory Agreement.

3.15          Investment Securities and Commodities

(a)            Each of PACW and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to PACW and its Subsidiaries on a consolidated basis, free and clear of any Liens, except for such failures to have good title as are set forth in the financial statements included in the PACW Reports as of the date of this Agreement or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of PACW or its Subsidiaries. Such securities and commodities are valued on the books of PACW in accordance with GAAP in all material respects.

(b)            PACW and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that PACW believes are prudent and reasonable in the context of such businesses, and PACW and its Subsidiaries have, since January 1, 2021, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, PACW has made available to BANC the material terms of such policies, practices and procedures.

3.16          Risk Management Instruments. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of PACW, any of its Subsidiaries or for the account of a customer of PACW or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of PACW or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect and (b) PACW and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to PACW’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17          Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, PACW and its Subsidiaries are in compliance, and have complied since January 1, 2021, with each Law, Order, permit, authorization or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Law”). There are no legal, administrative, arbitral or other Legal Proceedings or, to the knowledge of PACW, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on PACW or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against PACW, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PACW. To the knowledge of PACW, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PACW.

3.18          Real Property. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, (a) PACW or a PACW Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the PACW Reports as being owned by PACW or a PACW Subsidiary or acquired after the date thereof which are material to PACW and its Subsidiaries on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “PACW Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such PACW Reports or established after the date thereof which are material to PACW and its Subsidiaries on a consolidated basis (except for leases that have expired by their terms since the date thereof) (collectively with PACW Owned Properties, the “PACW Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of PACW, the lessor. There are no pending or, to the knowledge of PACW, threatened condemnation proceedings against PACW Real Property.

3.19          Intellectual Property. PACW and each of its Subsidiaries solely and exclusively owns (free and clear of any material Liens) all material Intellectual Property owned or purported to be owned by them. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, (a) (i) to the knowledge of PACW, the use or other exploitation of any Intellectual Property by PACW and its Subsidiaries, and the operation of the businesses of PACW and its Subsidiaries, do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any person and are in accordance with any applicable license pursuant to which PACW or any of its Subsidiaries acquired the right to use or otherwise exploit any Intellectual Property and (ii) no person has, within the past two (2) years, asserted in writing to PACW or any of its Subsidiaries that PACW or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (b) to the knowledge of PACW, no person is challenging, infringing on, misappropriating or otherwise violating, any right of PACW or any of its Subsidiaries with respect to any Intellectual Property owned by PACW or its Subsidiaries, (c) neither PACW nor any of its Subsidiaries, within the past two (2) years, has received any written notice of any pending claim with respect to any Intellectual Property owned or purported to be owned by PACW or any of its Subsidiaries, and PACW and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed by PACW and its Subsidiaries and (d) all former and current employees, consultants and independent contractors of PACW or its Subsidiaries who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into enforceable proprietary rights agreements with PACW or any of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in PACW or any of its Subsidiaries, except as otherwise vested in PACW or any of its Subsidiaries by operation of Law. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; rights in data, databases and data collections; and any similar intellectual property or proprietary rights in any jurisdiction in the world.

3.20          Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings between PACW or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of PACW or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding PACW Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of PACW) on the other hand, of the type required to be reported in any PACW Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21          State Takeover Laws. The Board of Directors of PACW has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or similar provision of the PACW Charter or PACW Bylaws (any of the foregoing” “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of PACW Common Stock or PACW Preferred Stock in connection with the Merger or the Second Step Merger.

3.22          Reorganization. PACW has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23          Opinion. Prior to the execution of this Agreement, the Board of Directors of PACW has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of PACW Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24          PACW Information. The information relating to PACW, its Subsidiaries and the PACW Insiders to be contained in the Joint Proxy Statement and the S-4, and the information relating to PACW, its Subsidiaries and the PACW Insiders that is provided by PACW or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to BANC or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to BANC or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.25          Loan Portfolio.

(a)            As of the date hereof, neither PACW nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which PACW or any Subsidiary of PACW is a creditor which as of June 30, 2023, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2023, over ninety (90) days or more delinquent in payment of principal or interest. Section 3.25(a) of the PACW Disclosure Schedule sets forth a true, correct and complete list of (i) all of the Loans of PACW and its Subsidiaries that, as of June 30, 2023, had $1,000,000 or more of recorded investment and were classified by PACW as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount on each such Loan, and category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of PACW or any of its Subsidiaries that, as of June 30, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, each Loan of PACW and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) has been secured by valid Liens, as applicable, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, each outstanding Loan of PACW or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of PACW and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. There are no outstanding Loans made by PACW or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of PACW or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

3.26          Subordinated Indebtedness. PACW has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.20 of the PACW Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

3.27          Investment Advisor Subsidiary.

(a)            Pacific Western Asset Management Inc., a Subsidiary of PACW (“PWAM”), is as an investment adviser under the Investment Advisers Act of 1940 (the “Investment Advisers Act”) and has operated since January 1, 2021 and is currently operating in compliance with all Laws and Orders applicable to it or its business and has, and is acting in compliance with, all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PACW.

(b)            Except, in each case, as would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on PACW: (i) each officer, director and employee of the PWAM is, and at all times required by applicable Law since January 1, 2021 has been, duly registered, licensed or qualified as an investment adviser, relying adviser or investment adviser representative, as applicable, in each jurisdiction where the conduct of its business requires such registration, licensing or qualification; (ii) there is no, and since January 1, 2021, has not been any, Legal Proceeding pending or, to the knowledge of PACW, threatened in writing that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses, qualifications or authorizations and (iii) except for the PWAM, neither PACW nor any of its Subsidiaries provides investment management, investment advisory services or sub-advisory services, or any other services that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing ancillary services and activities related or incidental thereto (together, “Investment Advisory Services”) to any person is, or at any time since January 1, 2021 has been, required to be registered under the Investment Advisers Act or any similar Laws in any jurisdiction.

(c)            Neither PWAM nor any person “associated” with PWAM is (i) ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor or (ii) subject to disqualification pursuant to Rule 206(4)-1 under the Investment Advisers Act, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PACW.

3.28          No Broker-Dealers. Neither PACW nor any of its Subsidiaries is required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable Law.

3.29          Insurance. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, (a) PACW and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of PACW reasonably has determined to be prudent and consistent with industry practice, and PACW and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of PACW and its Subsidiaries, PACW or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by PACW or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither PACW nor any of its Subsidiaries has received notice of any threatened termination of, material premium increases with respect to, or material alteration of coverage under, any insurance policies.

3.30          Information Security. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PACW, to the knowledge of PACW, since January 1, 2021, no third party has gained unauthorized access to any information technology networks used, owned or controlled by PACW or any of its Subsidiaries.

3.31          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by PACW in this Article III, neither PACW nor any other person makes any express or implied representation or warranty with respect to PACW, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PACW hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither PACW nor any other person makes or has made any representation or warranty to BANC, Merger Sub or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to PACW, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by PACW in this Article III, any oral or written information presented to BANC, Merger Sub or any of their respective affiliates or representatives in the course of their due diligence investigation of PACW, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            PACW acknowledges and agrees that neither BANC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANC AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by BANC and Merger Sub to PACW concurrently herewith (the “BANC Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the BANC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BANC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any BANC Reports publicly filed by BANC after January 1, 2023 and at least two (2) business days prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), BANC and Merger Sub hereby represent and warrant to PACW as follows:

4.1            Corporate Organization.

(a)            BANC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of BANC and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of BANC and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC. True, correct and complete copies of the BANC Articles, BANC Bylaws, the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (“Merger Sub Bylaws”), as in effect as of the date of this Agreement, have been made available by BANC to PACW.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to be material to BANC and its Subsidiaries, taken as a whole, each Subsidiary of BANC (a “BANC Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of BANC to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Other than Banc of California and those Subsidiaries set forth in Section 4.1(b) of the BANC Disclosure Schedule, there are no BANC Subsidiaries as of the date hereof.

(c)            The deposit accounts of Banc of California are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. BANC is a member in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein.

(d)            As of the date hereof, other than as set forth in Section 4.1(d) of the BANC Disclosure Schedule, BANC does not have any equity interests or other investments in any corporation, limited liability company, partnership, trust, joint venture, or other entity that is not a Subsidiary.

4.2            Capitalization.

(a)            The authorized capital stock of BANC consists of 450,000,000 shares of BANC Common Stock, including 3,136,156 shares of BANC Non-Voting Common Stock, and 50,000,000 shares of preferred stock, par value of $0.01 (the “BANC Preferred Stock”). As of July 24, 2023, there were (i) 57,431,871 shares of BANC Common Stock outstanding, including 477,321 shares of BANC Non-Voting Common Stock outstanding, (ii) 8,383,337 shares of BANC Common Stock held in treasury, (iii) 543,620 shares of BANC Common Stock reserved for issuance upon the settlement of outstanding BANC RSU Awards, (iv) 806,590 shares of BANC Common Stock reserved for issuance upon the settlement of outstanding BANC PSU Awards (assuming performance goals are satisfied at the target level), (v) 14,904 shares underlying BANC Options and (vi) zero shares of BANC Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since July 24, 2023 resulting from the exercise, vesting or settlement of any BANC Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of BANC issued, reserved for issuance or outstanding. All of the issued and outstanding shares of BANC Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of BANC or of Merger Sub may vote. Other than BANC Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), and except as set forth in the Investment Agreements, as of the date of this Agreement, there are no (A) outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in BANC, or (B) contracts, commitments, understandings or arrangements by which BANC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in BANC, or that otherwise obligate BANC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the Investment Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which BANC or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of BANC Common Stock or other equity interests of BANC.

(b)            BANC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BANC Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No BANC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by BANC. Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.

4.3            Authority; No Violation.

(a)            Each of BANC and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite BANC Vote and other actions described in this Section 4.3 and Section 4.4, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by BANC of its obligations hereunder and the consummation of the transactions contemplated hereby (including the Mergers, the FRS Membership and the BANC Share Issuance) have been duly and validly approved and adopted by the Board of Directors of BANC. The Board of Directors of BANC has (i) determined that this Agreement, the Mergers and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, are advisable and in the best interests of BANC and its stockholders, (ii) adopted a resolution approving this Agreement and the transactions contemplated hereby and (iii) directed that the issuance of the (A) shares of BANC Common Stock constituting the Merger Consideration pursuant to this Agreement and (B) shares of Voting Common Stock, shares of Non-Voting Common Equivalent Stock and Warrants in connection with the Equity Financing (collectively, “BANC Share Issuance”) be submitted to the holders of BANC Common Stock for approval at a meeting of such stockholders. The Board of Directors of Merger Sub has (1) determined that this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, are advisable and in the best interests of Merger Sub and its sole stockholder, and (2) adopted a resolution approving this Agreement and the transactions contemplated hereby. BANC, as Merger Sub’s sole stockholder, has adopted this Agreement by written consent. Except for (i) the approval of the BANC Share Issuance by the affirmative vote of a majority of votes cast by holders of shares of BANC Common Stock at the BANC Meeting (the “Requisite BANC Vote”), (ii) the approval, ratification and confirmation of the Bank Merger Agreement by BANC as Banc of California’s sole stockholder and (iii) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of BANC, Banc of California or Merger Sub are necessary to approve or adopt this Agreement or for BANC or Merger Sub to perform their respective obligations hereunder or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of BANC and Merger Sub and (assuming due authorization, execution and delivery by PACW) constitutes a valid and binding obligation of each of BANC and Merger Sub, enforceable against each of BANC and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of BANC Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite BANC Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of BANC will have any preemptive right or similar rights in respect thereof.

(b)            None of the execution and delivery of this Agreement by BANC or Merger Sub, the performance by BANC or Merger Sub of its respective obligations hereunder, the consummation by BANC or Merger Sub of the transactions contemplated hereby, including the Mergers, the FRS Membership, the Bank Merger and the BANC Share Issuance, or compliance by BANC or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the BANC Articles, BANC Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Law applicable to BANC, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BANC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BANC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (ii)(x) and (ii)(y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC.

4.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ or NYSE, and the approval of the listing of the shares of BANC Common Stock to be issued pursuant to this Agreement and the New BANC Preferred Stock on the NYSE, (b) the filing of any required applications, filings, certificates and notices, as applicable, with the Federal Reserve under the BHC Act with respect to the Mergers, the Federal Reserve Act with respect to the FRS Membership and the Bank Merger Act with respect to the Bank Merger and approval or waiver of such applications, filings, certificates and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the CDFPI, and approval, exemption or waiver of such applications, filings, certificates and notices, (d) the filing with the SEC of (i) any filings that are necessary under the applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement, and (ii) the S-4 and declaration of effectiveness of the S-4, (e) the filing of the Delaware Merger Certificates with the Delaware Secretary pursuant to the DGCL and filing of the Articles of Merger with the Maryland Department pursuant to the MGCL, and the filing of the Bank Merger Certificates and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BANC Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BANC and Merger Sub of this Agreement or (ii) the consummation by BANC and Merger Sub of the Merger and the other transactions contemplated hereby (including the Bank Merger and the BANC Share Issuance). As of the date hereof, BANC has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers, the FRS Membership and the Bank Merger on a timely basis.

4.5            Reports.

(a)            BANC and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2021 with the following Governmental Entities: (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve, (iv) the Office of the Comptroller of the Currency, (v) any foreign regulatory authority and (vi) any SRO, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC. Subject to Section 9.14, except for normal examinations conducted by a Governmental Entity in the ordinary course of business of BANC and its Subsidiaries, (A) no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of BANC, investigation into the business or operations of BANC or any of its Subsidiaries since January 1, 2021, (B) there is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of BANC or any of its Subsidiaries, and (C) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of BANC or any of its Subsidiaries since January 1, 2021; in the case of each of clauses (A) through (C), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BANC.

(b)            An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by BANC to the SEC since January 1, 2021 pursuant to the Securities Act or the Exchange Act (the “BANC Reports”) is publicly available. No such BANC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all BANC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of BANC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BANC Reports.

4.6            Financial Statements.

(a)            The financial statements of BANC and its Subsidiaries included (or incorporated by reference) in the BANC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BANC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of BANC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of BANC and its Subsidiaries have been, since January 1, 2021, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2021, no independent public accounting firm of BANC has resigned (or informed BANC that it intends to resign) or been dismissed as independent public accountants of BANC as a result of, or in connection with, any disagreements with BANC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Neither BANC nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of BANC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2023, (iii) fees and expenses payable to any financial advisor, counsel or other professional in connection with this Agreement and the transactions contemplated hereby and (iv) obligations under any Investment Agreement, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC.

(c)            The records, systems, controls, data and information of BANC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BANC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC. BANC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BANC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BANC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BANC’s outside auditors and the audit committee of BANC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect BANC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BANC’s internal controls over financial reporting. To the knowledge of BANC, there is no reason to believe that BANC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2021, (i) neither BANC nor any of its Subsidiaries, nor, to the knowledge of BANC, any director, officer, auditor, accountant or representative of BANC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BANC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BANC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing BANC or any of its Subsidiaries, whether or not employed by BANC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BANC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of BANC or any committee thereof, or to the knowledge of BANC, to any director or officer of BANC.

(e)            As of June 30, 2023, BANC’s Net Wholesale Funding Amount was equal to the amount set forth in Section 4.6(e) of the BANC Disclosure Schedules (the “BANC Reference Net Wholesale Funding Amount”).

4.7            Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC (“J.P. Morgan”), neither BANC nor any BANC Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. BANC has disclosed to PACW as of the date hereof the aggregate fees provided for in connection with the engagement by BANC of J.P. Morgan related to the Mergers and the other transactions contemplated hereby, including the BANC Share Issuance.

4.8            Absence of Certain Changes or Events.

(a)            Since January 1, 2021, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BANC.

(b)            Through the date of this Agreement, except in connection with the transactions contemplated by this Agreement, since January 1, 2021, BANC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9            Legal Proceedings.

(a)            Neither BANC nor any of its Subsidiaries is a party to any, and there are no pending or threatened in writing or, to BANC’s knowledge, otherwise threatened, Legal Proceeding of any nature against BANC or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would, individually or in the aggregate, reasonably be expected to result in a material restriction on, or material liability being imposed against, BANC, any BANC Subsidiary or any of their respective businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BANC or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no Order imposed upon BANC, any of its Subsidiaries or any of their current or former directors or executive officers (in each of their capacities as such) or the assets of BANC or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to BANC and its Subsidiaries, taken as a whole (other than any Order issued by a Governmental Entity in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).

4.10          Taxes and Tax Returns. Each of BANC and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither BANC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of BANC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of BANC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither BANC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of BANC and its Subsidiaries for all years to and including 2022 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither BANC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of BANC and its Subsidiaries or the assets of BANC and its Subsidiaries. Neither BANC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BANC and its Subsidiaries). Neither BANC nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was BANC) or (ii) has any liability for the Taxes of any person (other than BANC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract or otherwise. Neither BANC nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither BANC nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the past five (5) years has BANC been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11           Employees and Employee Benefit Plans.

(a)            Section 4.11(a) of the BANC Disclosure Schedule sets forth a true, correct and complete list of all material BANC Benefit Plans. For purposes of this Agreement, “BANC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, stock-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, welfare or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, policies, practices, agreements or arrangements (whether or not funded and whether or not in writing) that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, BANC or any of its Subsidiaries for the benefit of any current or former employee, officer or director of BANC or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)            BANC has heretofore made available to PACW true, correct and complete copies of (i) each material BANC Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such BANC Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter (or opinion or advisory letter, if applicable), if any, relating to such BANC Benefit Plan, (D) the most recently prepared actuarial report for each BANC Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such BANC Benefit Plan.

(c)            Each BANC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d)            Section 4.11(d) of the BANC Disclosure Schedule sets forth a true, correct and complete list of each BANC Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “BANC Qualified Plans”). The IRS has issued a favorable determination letter (or opinion or advisory letter, if applicable) with respect to each BANC Qualified Plan and the related trust, and, to the knowledge of BANC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any BANC Qualified Plan or the related trust.

(e)            No BANC Benefit Plan is, and none of BANC, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Controlled Group Liability has been incurred by BANC or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of BANC, no condition exists that presents a material risk to BANC or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to BANC and its Subsidiaries.

(f)            None of BANC, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of BANC, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. No BANC Benefit Plan is a MEWA.

(g)            Neither BANC nor any of its Subsidiaries sponsors or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)            All contributions required to be made to any BANC Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any BANC Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BANC, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to BANC and its Subsidiaries, taken as a whole.

(i)             There are no pending or threatened in writing or, to BANC’s knowledge, otherwise threatened, claims (other than claims for benefits in the ordinary course) or other Legal Proceedings that have been asserted or instituted, and, to BANC’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or other Legal Proceeding against the BANC Benefit Plans, any fiduciaries thereof with respect to their duties to the BANC Benefit Plans or the assets of any of the trusts under any of the BANC Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to BANC and its Subsidiaries.

(j)             With respect to each BANC Benefit Plan that is subject to ERISA, (i) neither BANC nor its Subsidiaries have engaged in, and to the knowledge of BANC, no other person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) none of BANC nor any of its Subsidiaries or, to the knowledge of BANC, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of, or investment of the assets of, such BANC Benefit Plan that, in each case, would reasonably be expected to result in material liability to BANC or any of its Subsidiaries.

(k)            Other than as provided in this Agreement, none of the execution and delivery of this Agreement, the performance by BANC of its obligations hereunder or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of BANC or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of BANC or any of its Subsidiaries, (iii) accelerate the timing of or cause BANC or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any BANC Benefit Plan, or (iv) result in any limitation on the right of BANC or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any BANC Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by BANC or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l)            Neither BANC nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or Section 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(m)            No BANC Benefit Plan is maintained outside of the jurisdiction of the United States or covers any BANC employees who reside or work outside of the United States.

(n)            There are no pending or threatened in writing or, to BANC’s knowledge, otherwise threatened material labor grievances or material unfair labor practice claims or charges against BANC or any of its Subsidiaries, or any strikes, lockouts, work stoppages, slowdowns or other material labor disputes against BANC or any of its Subsidiaries. Neither BANC nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union or labor organization. To the knowledge of BANC, there are no, and since January 1, 2021 there have been no, labor union organizing efforts with respect to any employees of BANC or its Subsidiaries.

(o)            BANC and its Subsidiaries are in compliance in all material respects with, and since January 1, 2021 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees as exempt or nonexempt and workers as employees or independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation, unemployment insurance, disability rights or benefits, retaliation, immigration, family and medical leave, occupational safety and health, plant closings and layoffs and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(p)            (i) To the knowledge of BANC, no written allegations of sexual harassment, sexual misconduct or discrimination have been made since December 31, 2019 against any officer or director of BANC subject to the reporting requirements of Section 16(a) of the Exchange Act (a “BANC Insider”) or any employee of BANC or any of its Subsidiaries at the level of Senior Vice President or above, (ii) since December 31, 2019, neither BANC nor any of its Subsidiaries has entered into any settlement agreement involving or related to allegations of sexual harassment, sexual misconduct or discrimination by any BANC Insider or any employee of BANC or any of its Subsidiaries at the level of Senior Vice President or above, and (iii) there are no proceedings currently pending or, to the knowledge of BANC, threatened related to any allegations of sexual harassment, sexual misconduct or discrimination by any BANC Insider or any employee of BANC or any of its Subsidiaries at the level of Senior Vice President or above. To the knowledge of BANC, no employee of BANC or any of its Subsidiaries at the level of Senior Vice President or above is in any material respect in material breach of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other similar obligation: (A) to BANC or any of its Subsidiaries or (B) to a former employer of any such employee relating (1) to the right of any such employee to be employed by BANC or any of its Subsidiaries or (2) to the knowledge or use of trade secrets or proprietary information.

4.12          Compliance with Applicable Law and Privacy Obligations. BANC and each of its Subsidiaries hold, and have at all times since January 1, 2021, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, and, to the knowledge of BANC, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. BANC and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Law applicable to BANC or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Banc of California has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, none of BANC, or any of its Subsidiaries or, to the knowledge of BANC, any director, officer, employee, agent or other person acting on behalf of BANC or any of its Subsidiaries has, directly or indirectly, (a) used any funds of BANC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BANC or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of BANC or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of BANC or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for BANC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BANC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. BANC maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality, integrity and security of all Personal Data against any Data Breach. To the knowledge of BANC, BANC has not experienced any Data Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BANC. To the knowledge of BANC, there are no data security or other technological vulnerabilities with respect to BANC’s information technology systems or networks that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BANC. Since January 1, 2021, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, BANC and its Subsidiaries are and have been compliant with their written data privacy and security policies and all contractual commitments of BANC and its Subsidiaries concerning privacy, data protection, data security and the collection, storage, use and other processing of Personal Data. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC: (i) Banc of California has complied with all requirements of the CARES Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) BANC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of BANC, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.13          Certain Contracts.

(a)            As of the date hereof, neither BANC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any BANC Benefit Plan):

(i)            which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)            which contains a provision that materially restricts the conduct on any line of business by BANC or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusive license, exclusivity or exclusive dealing provisions with such an effect);

(iii)            which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)            any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite BANC Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to result in a material liability to BANC and its Subsidiaries, taken as a whole;

(v)            that (A) relates to the incurrence of indebtedness by BANC or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) provides for the guarantee, support, assumption or endorsement by BANC or any of its Subsidiaries of, or any similar commitment by BANC or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an outstanding principal amount of $500,000 or more, or (C) provides for any material indemnification or similar obligations on the part of BANC or any of its Subsidiaries;

(vi)            that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of BANC and its Subsidiaries, taken as a whole;

(vii)            that creates future payment obligations in excess of $500,000 per annum other than any such contracts which are terminable by BANC or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by BANC or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business;

(viii)            that is a settlement, consent or similar agreement and contains any material continuing obligations of BANC or any of its Subsidiaries;

(ix)            that relates to the acquisition or disposition of any person, business or asset and under which BANC or its Subsidiaries has a material on-going obligation or liability, including the disposition of any material loan portfolio;

(x)            that relates to any material joint venture, partnership or other similar agreement;

(xi)            that licenses or otherwise grants rights to BANC or any of its Subsidiaries from a third party with respect to material Intellectual Property of any third party, where such contract is material to the businesses of BANC and its subsidiaries, taken as a whole; or

(xii)            that licenses or grants other rights to any third party from BANC or its Subsidiaries with respect to material Intellectual Property, where such contract is material to the businesses of BANC and its Subsidiaries, taken as a whole.

(b)            Each contract, arrangement, commitment or understanding of the type described in Section 4.13(a) (excluding any BANC Benefit Plan and any Investment Agreement), whether or not set forth in the BANC Disclosure Schedule, is referred to herein as a “BANC Contract.” BANC has made available to PACW true, correct and complete copies of each BANC Contract in effect as of the date hereof.

(c)            In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, (i) each BANC Contract is valid and binding on BANC or one of its Subsidiaries, as applicable, and in full force and effect, (ii) each of BANC and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each BANC Contract, (iii) to the knowledge of BANC, each third-party counterparty to each BANC Contract has complied with and performed all obligations required to be performed by it to date under such BANC Contract, (iv) BANC does not have knowledge of, and has not received or delivered notice of, any violation of any BANC Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of BANC or any of its Subsidiaries, or to the knowledge of BANC, any other party thereto, of or under any such PACW Contract and (vi) no party to any BANC Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any BANC Contract, including as a result of the Pandemic or the Pandemic Measures.

4.14           Agreements with Governmental Entities. Subject to Section 9.14, neither BANC nor any of its Subsidiaries is subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BANC Disclosure Schedule, a “BANC Regulatory Agreement”), nor has BANC or any of its Subsidiaries been advised in writing or, to the knowledge of BANC threatened, since January 1, 2021, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BANC Regulatory Agreement.

4.15           Investment Securities and Commodities.

(a)            Each of BANC and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to BANC and its Subsidiaries on a consolidated basis, free and clear of any Liens, except for such failures to have good title as are set forth in the financial statements included in the BANC Reports as of the date of this Agreement or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of BANC or its Subsidiaries. Such securities and commodities are valued on the books of BANC in accordance with GAAP in all material respects.

(b)            BANC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that BANC believes are prudent and reasonable in the context of such businesses, and BANC and its Subsidiaries have, since January 1, 2021, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, BANC has made available to PACW the material terms of such policies, practices and procedures.

4.16           Risk Management Instruments. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of BANC, any of its Subsidiaries or for the account of a customer of BANC or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of BANC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect and (b) BANC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to BANC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17           Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, BANC and its Subsidiaries are in compliance, and have complied since January 1, 2021, with each Law, Order, permit, authorization or agency requirement relating to Environmental Law. There are no legal, administrative, arbitral or other Legal Proceedings or, to the knowledge of BANC, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BANC or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against BANC, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BANC. To the knowledge of BANC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BANC.

4.18            Real Property. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, (a) BANC or a BANC Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the BANC Reports as being owned by BANC or a BANC Subsidiary or acquired after the date thereof which are material to BANC and its Subsidiaries on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “BANC Owned Properties”), free and clear of all Liens, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such BANC Reports or established after the date thereof which are material to BANC and its Subsidiaries on a consolidated basis (except for leases that have expired by their terms since the date thereof) (collectively with BANC Owned Properties, the “BANC Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of BANC, the lessor. There are no pending or, to the knowledge of BANC, threatened condemnation proceedings against BANC Real Property.

4.19           Intellectual Property. BANC and each of its Subsidiaries solely and exclusively owns (free and clear of any material Liens) all material Intellectual Property owned or purported to be owned by them. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, (a) (i) to the knowledge of BANC, the use or other exploitation of any Intellectual Property by BANC and its Subsidiaries, and the operation of the businesses of BANC and its Subsidiaries, do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any person and are in accordance with any applicable license pursuant to which BANC or any of its Subsidiaries acquired the right to use or otherwise exploit any Intellectual Property and (ii) no person has, within the past two (2) years, asserted in writing to BANC or any of its Subsidiaries that BANC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (b) to the knowledge of BANC, no person is challenging, infringing on, misappropriating or otherwise violating, any right of BANC or any of its Subsidiaries with respect to any Intellectual Property owned by BANC or its Subsidiaries, (c) neither BANC nor any of its Subsidiaries, within the past two (2) years, has received any written notice of any pending claim with respect to any Intellectual Property owned or purported to be owned by BANC or any of its Subsidiaries, and BANC and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed by BANC and its Subsidiaries and (d) all former and current employees, consultants and independent contractors of BANC or its Subsidiaries who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into enforceable proprietary rights agreements with BANC or any of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in BANC or any of its Subsidiaries, except as otherwise vested in BANC or any of its Subsidiaries by operation of Law.

4.20           Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings between BANC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of BANC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding BANC Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of BANC) on the other hand, of the type required to be reported in any BANC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.21           Investment Agreements.

(a)            As of the date hereof, BANC has made available to PACW true, correct and complete copies of each Investment Agreement and (i) the Investment Agreements have not been amended or modified in any manner and (ii) the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by BANC or to BANC’s knowledge, any other party thereto.

(b)            As of the date hereof, the Investment Agreements are in full force and effect and constitute the valid, binding and enforceable obligation of BANC and to BANC’S knowledge, the other parties thereto, enforceable in accordance with their terms (subject to the Enforceability Exceptions). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing contemplated by the Investment Agreements, other than the conditions precedent set forth in the Investment Agreements or this Agreement (such conditions precedent, the “Financing Conditions”). As of the date hereof and assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement as well as the satisfaction of the other Financing Conditions, BANC has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Equity Financing contemplated by the Investment Agreements will not be available to BANC on the Closing Date.

(c)            There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to Equity Financing to which BANC or any of its affiliates is a party that would reasonably be expected to adversely affect the conditionality, availability or amount of the Equity Financing contemplated by the Investment Agreements.

4.22           State Takeover Laws. The Board of Directors of each of BANC and Merger Sub, as applicable, has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any Takeover Statutes.

4.23           Reorganization. BANC has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.24           Opinion. Prior to the execution of this Agreement, the Board of Directors of BANC has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of J.P. Morgan to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to BANC. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25           BANC Information. The information relating to BANC, its Subsidiaries and the BANC Insiders to be contained in the Joint Proxy Statement and the S-4, and the information relating to BANC, its Subsidiaries and the BANC Insiders that is provided by BANC or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to PACW or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to PACW or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.26           Loan Portfolio.

(a)            As of the date hereof, neither BANC nor any of its Subsidiaries is a party to any Loans in which BANC or any Subsidiary of BANC is a creditor which as of June 30, 2023, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2023, over ninety (90) days or more delinquent in payment of principal or interest. Section 4.26 of the BANC Disclosure Schedule sets forth a true, correct and complete list of (i) all of the Loans of BANC and its Subsidiaries that, as of June 30, 2023, had $1,000,000 or more of recorded investment and were classified by BANC as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount on each such Loan, and category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of BANC or any of its Subsidiaries that, as of June 30, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, each Loan of BANC and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) has been secured by valid Liens, as applicable, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, each outstanding Loan of BANC or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BANC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)            There are no outstanding Loans made by BANC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of BANC or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

4.27           Insurance. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, (a) BANC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BANC reasonably has determined to be prudent and consistent with industry practice, and BANC and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of BANC and its Subsidiaries, BANC or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by BANC or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither BANC nor any of its Subsidiaries has received notice of any threatened termination of, material premium increases with respect to, or material alteration of coverage under, any insurance policies.

4.28           Information Security. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BANC, to the knowledge of BANC, since January 1, 2021, no third party has gained unauthorized access to any information technology networks used, owned or controlled by BANC or any of its Subsidiaries.

4.29           No Other Representations or Warranties.

(a)            Except for the representations and warranties made by BANC and Merger Sub in this Article IV, neither BANC nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to BANC, its Subsidiaries, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BANC and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BANC nor Merger Sub nor any other person makes or has made any representation or warranty to PACW or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BANC, Merger Sub any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by BANC and Merger Sub in this Article IV, any oral or written information presented to PACW or any of its affiliates or representatives in the course of their due diligence investigation of BANC, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            BANC and Merger Sub acknowledge and agree that neither PACW nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1            Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Closing or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the PACW Disclosure Schedule or the BANC Disclosure Schedule), as required by Law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of PACW and BANC shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either PACW or BANC to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1.

5.2            PACW Forbearances. During the period from the date of this Agreement to the Closing or earlier termination of this Agreement in accordance with its terms, except as set forth in the PACW Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by Law, PACW shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of BANC:

(a)            other than (i) federal funds borrowings, Federal Home Loan Bank borrowings and Bank Term Funding Program borrowings, in each case with a maturity not in excess of one (1) year, (ii) Federal Reserve of San Francisco Discount Window borrowings and (iii) deposits and other customary banking products such as letters of credit, in each case, in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of PACW or any of its wholly-owned Subsidiaries to PACW or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person;

(b)

(i)            adjust, split, combine or reclassify any capital stock;

(ii)            make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends at a rate not in excess of $0.01 per share of PACW Common Stock, (B) dividends paid by any of the Subsidiaries of PACW to PACW or any of PACW’s wholly-owned Subsidiaries, (C) dividends provided for and paid on shares of PACW Preferred Stock in accordance with the terms of such PACW Preferred Stock, (D) regular distributions on outstanding trust preferred securities in accordance with their terms or (E) the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)            grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of PACW or any of its Subsidiaries; or

(iv)            issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of PACW or any of its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of PACW or any of its Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

(c)            sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than Intellectual Property) to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)            except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of PACW;

(e)            in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any PACW Contract, (ii) make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to PACW or (iii) enter into any contract, arrangement, commitment or understanding (whether written or oral) that would constitute a PACW Contract if it were in effect on the date of this Agreement, including by amending or modifying any contract, arrangement, commitment or understanding (whether written or oral) that does not, as of the date of this Agreement, constitute a PACW Contract but would, after giving effect to such amendment or modification, constitute a PACW Contract;

(f)            except as required under applicable law or the terms of any PACW Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, materially amend or terminate any PACW Benefit Plan, or any arrangement that would be a PACW Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, (iii) accelerate or take any action to accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any PACW Benefit Plan, (vi) terminate the employment or services of, or significantly change the responsibilities assigned to, any employee (A) with an annual base salary equal to or in excess of $200,000 or (B) having a job title of Senior Vice President or above, other than for cause, or (vii) hire or promote any employee or significantly change the responsibilities assigned to any employee (A) with an annual base salary equal to or in excess of $200,000 or (B) having a job title of Senior Vice President or above;

(g)            (i) modify, extend, or enter into any collective bargaining agreement or any other labor-related agreements or arrangements with any labor or trade union, labor organization or group of employees, or (ii) recognize or certify any labor or trade union, labor organization, or group of employees as the bargaining representative of its employees or the employees of any of its Subsidiaries;

(h)            settle any material Legal Proceeding against PACW or any of its Subsidiaries, except involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(i)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)            amend its certificate of incorporation, its bylaws or comparable governing documents of any of its Significant Subsidiaries;

(k)            materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m)            enter into any new line of business other than in the ordinary course of business, except as required by applicable Law;

(n)            merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(o)            other than in the ordinary course of business, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as requested by a Governmental Entity;

(p)            make or authorize any capital expenditures outside the ordinary course of business;

(q)            make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(r)            sell, assign, license, transfer or otherwise dispose of, cancel, abandon or allow to lapse or expire any material Intellectual Property owned by PACW or its Subsidiaries, except for (i) non-exclusive licenses, sublicenses or covenants not to sue granted in the ordinary course of business or (ii) cancellations, abandonments, lapses or expirations of Intellectual Property in the ordinary course of business or at the end of such Intellectual Property’s statutory term; or

(s)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3            BANC Forbearances. During the period from the date of this Agreement to the Closing or earlier termination of this Agreement in accordance with its terms, except as set forth in the BANC Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by Law, BANC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of PACW:

(a)            other than (i) federal funds borrowings, Federal Home Loan Bank borrowings and Bank Term Funding Program borrowings, in each case with a maturity not in excess of one (1) year, (ii) Federal Reserve Bank Discount Window borrowings and (iii) deposits and other customary banking products such as letters of credit, in each case, in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of BANC or any of its wholly-owned Subsidiaries to BANC or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person;

(b)

(i)            adjust, split, combine or reclassify any capital stock;

(ii)            make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case (A) regular quarterly cash dividends at a rate not in excess of $0.10 per share of BANC Common Stock, (B) dividends paid by any of the Subsidiaries of BANC to BANC or any of BANC’s wholly-owned Subsidiaries and (C) the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)            except pursuant to the Equity Financing, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of BANC or any of its Subsidiaries; or

(iv)            except pursuant to the Equity Financing, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of BANC or any of its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of BANC or any of its Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

(c)            except pursuant to the Balance Sheet Repositioning, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than Intellectual Property) to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)            except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of BANC;

(e)            in each case except pursuant to the Equity Financing and for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any BANC Contract, (ii) make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to BANC or (iii) other than any BSR Agreement, enter into any contract, arrangement, commitment or understanding (whether written or oral) that would constitute a BANC Contract if it were in effect on the date of this Agreement, including by amending or modifying any contract, arrangement, commitment or understanding (whether written or oral) that does not, as of the date of this Agreement, constitute a BANC Contract but would, after giving effect to such amendment or modification, constitute a BANC Contract;

(f)            except as required under applicable law or the terms of any BANC Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, materially amend or terminate any BANC Benefit Plan, or any arrangement that would be a BANC Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, (iii) accelerate or take any action to accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any BANC Benefit Plan, (vi) terminate the employment or services of, or significantly change the responsibilities assigned to, any employee (A) with an annual base salary equal to or in excess of $200,000 or (B) having a job title of Senior Vice President or above, other than for cause, or (vii) hire or promote any employee or significantly change the responsibilities assigned to any employee (A) with an annual base salary equal to or in excess of $200,000 or (B) having a job title of Senior Vice President or above, other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee;

(g)           (i) modify, extend, or enter into any collective bargaining agreement or any other labor-related agreements or arrangements with any labor or trade union, labor organization or group of employees, or (ii) recognize or certify any labor or trade union, labor organization, or group of employees as the bargaining representative of its employees or the employees of any of its Subsidiaries;

(h)            settle any material Legal Proceeding against BANC or any of its Subsidiaries, except involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(i)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)            amend its articles of incorporation, its bylaws or comparable governing documents of any of its Significant Subsidiaries, in each case, in a manner that would materially and adversely affect the holders of PACW Common Stock relative to and disproportionately to all other holders of BANC Common Stock;

(k)            except pursuant to the Balance Sheet Repositioning, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m)            enter into any new line of business other than in the ordinary course of business, except as required by applicable Law;

(n)            merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(o)            other than in the ordinary course of business, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as requested by a Governmental Entity;

(p)            make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(q)            sell, assign, license, transfer or otherwise dispose of, cancel, abandon or allow to lapse or expire any material Intellectual Property owned by BANC or its Subsidiaries, except for (i) non-exclusive licenses, sublicenses or covenants not to sue granted in the ordinary course of business or (ii) cancellations, abandonments, lapses or expirations of Intellectual Property in the ordinary course of business or at the end of such Intellectual Property’s statutory term; or

(r)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1            Regulatory Matters.

(a)            Promptly after the date of this Agreement, BANC and PACW shall prepare and file with the SEC the Joint Proxy Statement and BANC shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to file the S-4, in which a preliminary joint proxy statement relating to the meetings of PACW’s stockholders and BANC’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby, by 5:30 p.m. Eastern Time on August 24, 2023. The S-4 shall also, to the extent permitted by the Securities Act, register the shares of New BANC Preferred Stock (or depositary shares in lieu thereof) that will be issued in the Second Step Merger. Each of BANC and PACW shall use its reasonable best efforts to have the S-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing, and BANC and PACW shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. BANC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PACW shall furnish all information concerning PACW and the holders of PACW Common Stock and PACW Preferred Stock, as well as any PACW Insider, as may be reasonably requested in connection with any such action.

(b)            The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings by 5:30 p.m. Eastern Time on August 14, 2023), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers, the FRS Membership, the Bank Merger and the BANC Share Issuance), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Each of BANC and PACW shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to PACW or BANC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any substantive meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable Law. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory permits, authorizations, consents, Orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from the Federal Reserve and the CDFPI that are necessary to consummate the transactions contemplated by this Agreement, including the Mergers, the FRS Membership and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c)            Each party shall use its reasonable best efforts to respond to any request for information and to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby in each case in a reasonably prompt and timely matter. Notwithstanding anything in this Agreement to the contrary, neither BANC nor PACW nor any of their respective Subsidiaries shall be required (and without the written consent of the other party, neither BANC nor PACW nor any of their respective Subsidiaries shall be permitted) to take any action, or commit to take or refrain from taking any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, authorizations, consents, Orders or approvals of Governmental Entities that would (i) reasonably be expected to require the Surviving Corporation or any other person to issue equity securities or otherwise raise capital in excess of the amount contemplated by the Equity Financing; or (ii) (A) not apply to a similarly sized financial holding company and state member bank that are well-capitalized and well-managed and (B) be materially more burdensome, individually or in the aggregate, on the operations, business or profitability of the Surviving Corporation and its Subsidiaries than those imposed on BANC or Banc of California as of the date of hereof (each of clauses (i) and (ii), a “Materially Burdensome Regulatory Condition”). Any requirement to enter into any BSR Agreement or otherwise take actions contemplated by Section 6.21 shall not be a Materially Burdensome Regulatory Condition hereunder.

(d)            To the extent permitted by applicable Law, BANC and PACW shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BANC, PACW or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(e)            To the extent permitted by applicable Law, BANC and PACW shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such consent, waiver, approval or authorization will be materially delayed or conditioned.

6.2            Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to applicable Laws (including the Pandemic Measures), each of BANC and PACW, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters in connection with or relating to this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Closing conversion or consolidation of systems and business operations generally, and, during such period, each of BANC and PACW shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that BANC or PACW, as the case may be, is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither BANC nor PACW nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BANC’s or PACW’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Each of BANC and PACW shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 4, 2023, by and between BANC and PACW, as amended by Amendment No. 1 thereto, dated as of June 30, 2023, as amended by Amendment No. 2 thereto, dated as of the date hereof, and as may be further amended from time to time (the “Confidentiality Agreement”).

(c)            No later than 7:00 p.m. Pacific Time on the last business day prior to the earlier of the (i) Closing Date or (ii) Termination Date (such earlier time, the “Net Wholesale Funding Schedule Delivery Date”), PACW shall deliver to BANC a schedule (along with reasonable supporting detail) setting forth, as of the end of the business day that is two business days prior to the Net Wholesale Funding Schedule Delivery Date (the end of the business day on such second business day, the “Measurement Time”), (A) PACW’s Net Wholesale Funding Amount and (B) the common equity Tier 1 Capital (as defined in 12 C.F.R. 217.20) of PACW. PACW shall provide BANC the opportunity to review and comment on any such schedule and shall accept any reasonable comments thereto made by BANC.

(d)            No later than 7:00 p.m. Pacific Time on the Net Wholesale Funding Schedule Delivery Date, BANC shall deliver to PACW a schedule (along with reasonable supporting detail) setting forth, as of the Measurement Time, (i) BANC’s Net Wholesale Funding Amount and (ii) the common equity Tier 1 Capital (as defined in 12 C.F.R. 217.20) of BANC. BANC shall provide PACW the opportunity to review and comment on any such schedule and shall accept any reasonable comments thereto made by PACW.

(e)            Upon the reasonable request by the Chief Executive Officer of PACW, BANC shall provide PACW with periodic reports of all or a subset of outstanding Loans, including (i) the name of the borrower under such Loan, (ii) the outstanding principal balance of such Loan, (iii) the accrued and unpaid interest of such Loan, (iv) the category of such Loan, (v) the maturity date of such Loan, (vi) whether such Loan is over ninety (90) days or more delinquent in payment of principal and interest, (vii) whether such Loan is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import and (viii) other information reasonably requested. Upon request, BANC shall reasonably consult with PACW regarding the making or acquiring of any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issuing a commitment (including a letter of credit) or renewing or extending an existing commitment for any Loan, or amending or modifying in any material respect any existing Loan, in each case that involves or results in a total credit exposure to any borrower and its affiliates of $5,000,000 or greater.

(f)            Upon the reasonable request by the Chief Executive Officer of BANC, PACW shall provide BANC with periodic reports of all or a subset of outstanding Loans, including (i) the name of the borrower under such Loan, (ii) the outstanding principal balance of such Loan, (iii) the accrued and unpaid interest of such Loan, (iv) the category of such Loan, (v) the maturity date of such Loan, (vi) whether such Loan is over ninety (90) days or more delinquent in payment of principal and interest, (vii) whether such Loan is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import and (viii) other information reasonably requested. Upon request, PACW shall reasonably consult with BANC regarding the making or acquiring of any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issuing a commitment (including a letter of credit) or renewing or extending an existing commitment for any Loan, or amending or modifying in any material respect any existing Loan, in each case that involves or results in a total credit exposure to any borrower and its affiliates of $5,000,000 or greater.

(g)            No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Closing. Prior to the Closing, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3            Stockholder Approvals.

(a)            Each of PACW and BANC shall call a meeting of its stockholders (the “PACW Meeting” and the “BANC Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) the Requisite PACW Vote and the Requisite BANC Vote required in connection with this Agreement, the Merger and the BANC Share Issuance, (ii) with respect to BANC, obtaining such other vote as may be contemplated by any of the Investment Agreements and (iii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of PACW and BANC shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.

(b)            Subject to Section 6.3(c), (i) each of BANC and PACW and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of BANC and PACW, as applicable, the Requisite BANC Vote and the Requisite PACW Vote, as applicable, including by communicating to the respective stockholders of BANC and PACW its recommendation (and including such recommendation in the Joint Proxy Statement) that the stockholders of PACW adopt this Agreement, in the case of the Board of Directors of PACW, or approve the BANC Share Issuance, in the case of the Board of Directors of BANC (the “PACW Board Recommendation” and the “BANC Board Recommendation,” respectively) and (ii) each of BANC and PACW and their respective Boards of Directors shall not, and no committee of the Board of Directors of BANC or the Board of Directors of PACW shall, (A) withhold, withdraw, modify or qualify in a manner adverse to the other party the BANC Board Recommendation, in the case of BANC, or the PACW Board Recommendation, in the case of PACW, (B) fail to make the BANC Board Recommendation, in the case of BANC, or the PACW Board Recommendation, in the case of PACW, in the Joint Proxy Statement, (C) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the BANC Board Recommendation, in the case of BANC, or the PACW Board Recommendation, in the case of PACW, in each case within ten (10) business days (or such fewer number of days as remains prior to the BANC Meeting or the PACW Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (E) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c)            Subject to Section 8.1 and Section 8.2, if the Board of Directors of BANC or PACW, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BANC Board Recommendation or the PACW Board Recommendation, as applicable, such Board of Directors may, in the case of BANC, prior to the receipt of the Requisite BANC Vote, and in the case of PACW, prior to the receipt of the Requisite PACW Vote, submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (i) gives the other party at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party (it being understood that such other party shall not be required to propose any such amendment or modification) and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BANC Board Recommendation or PACW Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3, and any material change or development with respect to any other event or circumstances will also require a new notice period as referred to in this Section 6.3.

(d)            Each of BANC or PACW shall adjourn or postpone the BANC Meeting or the PACW Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BANC Common Stock or PACW Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting PACW or BANC, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite PACW Vote or the Requisite BANC Vote, and each of PACW and BANC, as applicable, shall continue to use reasonable best efforts to solicit proxies from its stockholders in order to obtain the Requisite PACW Vote or Requisite BANC Vote, respectively; provided that the foregoing shall not restrict in any way each of the Boards of Directors of PACW or BANC from making a Recommendation Change permitted by Section 6.3(c) and disclosing such Recommendation Change and the basis and reasons therefor. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone the BANC Meeting or the PACW Meeting in accordance with the first sentence of this Section 6.3(d), unless this Agreement has been terminated in accordance with its terms, (i) the BANC Meeting shall be convened and the BANC Share Issuance shall be submitted to the stockholders of BANC at the BANC Meeting and (ii) the PACW Meeting shall be convened and this Agreement shall be submitted to the stockholders of PACW at the PACW Meeting, and nothing contained herein shall be deemed to relieve either BANC or PACW of such obligation.

6.4            Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of BANC and PACW shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Mergers, the FRS Membership and the Bank Merger, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, Order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by PACW or BANC or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c) or any similar opinions required in connection with the Joint Proxy Statement or S-4 described Section 6.1, including by executing and delivering representations contained in certificates of officers of BANC and PACW reasonably satisfactory in form and substance to BANC’s and PACW’s respective counsels.

6.5            Stock Exchange Listing and Delisting.

(a)            BANC shall, prior to the Effective Time, cause additional shares in respect of the BANC Common Stock and the New BANC Preferred Stock (or depositary shares in respect thereof) to be issued in connection with the Mergers to be approved for listing on the NYSE, subject to official notice of issuance.

(b)            Prior to the Closing Date, PACW shall cooperate with BANC and use reasonable best efforts to take, or cause to be take, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and polices of NASDAQ to enable the delisting by the Surviving Corporation of PACW Common Stock and PACW Preferred Stock from NASDAQ and the deregistration of PACW Common Stock and PACW Preferred Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6            Employee Matters.

(a)            Unless otherwise mutually agreed by PACW and BANC prior to the Effective Time, BANC, as the Surviving Corporation, shall provide the employees of PACW and their Subsidiaries as of the Effective Time who continue to remain employed with the Surviving Corporation and its Subsidiaries (the “Continuing Employees”), immediately after the Effective Time, with the following: (i) annual base salary or wages, as applicable, target cash incentive opportunities and target long term incentive opportunities (excluding in each case any retention, sign-on or special one-time awards) that are either (1) no less favorable in the aggregate than those provided to similarly situated employees of the Surviving Corporation and its Subsidiaries, or (2) provided in accordance with any employment agreement, offer letter or other compensation arrangement to which any Continuing Employee is a party or participant in immediately prior to the Effective Time; and (ii) employee benefits that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time; provided that, with respect to clause (ii), if the Continuing Employees and employees of BANC and its Subsidiaries are integrated into Benefit Plans of the Surviving Corporation and its Subsidiaries, which may be done on a plan by plan basis, or if the Surviving Corporation and its Subsidiaries modify any existing plans or adopt new benefit plans with respect to the Continuing Employees and employees of BANC and its Subsidiaries (which plans will, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by PACW Benefit Plans, on the one hand, and those covered by BANC Benefit Plans on the other, at the Effective Time) (the “New Benefit Plans”), participation in such plans shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the PACW Benefit Plans, the BANC Benefit Plans or the New Benefit Plans on different dates following the Effective Time with respect to different plans.

(b)            With respect to any PACW Benefit Plan, BANC Benefit Plan or New Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time, BANC, as the Surviving Corporation, and its Subsidiaries shall use commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any PACW Benefit Plan, BANC Benefit Plan or New Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous PACW Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a PACW Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous PACW Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Benefit Plans, and (iii) recognize all service of such employees with PACW and its Subsidiaries for all purposes in any PACW Benefit Plan, BANC Benefit Plan or New Benefit Plan to the same extent that such service was taken into account under the analogous PACW Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any tax-qualified defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)            The parties agree that the consummation of the Merger shall constitute a “change in control,” “change of control” or term of similar import under each applicable PACW Benefit Plan and BANC Benefit Plan; provided that, for purposes of any such plans that provide for deferred compensation within the meaning of Section 409A of the Code, the foregoing shall not accelerate the time of payment or distribution of any such deferred compensation (but shall accelerate vesting if provided for in accordance with the terms thereof) if the transactions contemplated by this Agreement do not otherwise constitute a “change in control,” “change of control” or term of similar import under the applicable plan and to so declare as a “change in control,” “change of control” or term of similar import would result in an impermissible payment or distribution for purposes of Section 409A of the Code.

(d)            Prior to Closing, prior to making any material written communications relating to the Merger or the other transactions contemplated by this Agreement to any employee of PACW or its Subsidiaries, each party will, and will cause its Subsidiaries to, provide the other party with a reasonable opportunity to review and comment on any such communications, which comments shall be considered in good faith by the party proposing to make such communication. Prior to the Closing, neither party nor their respective Subsidiaries shall make any written communications to any individual employee of PACW or its Subsidiaries regarding such individual’s terms and conditions of employment following the Closing without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(e)            If the Effective Time occurs prior to December 31, 2023, then Continuing Employees will receive 2023 annual cash bonuses in an aggregate amount equal to (i) the preclosing accruals for the portion of 2023 up to and including the Closing Date based on PACW’s current accrual methodology for such bonuses in accordance with past practice, as determined by PACW and BANC in good faith, pro-rated for the period of service in 2023 up to and including the Closing Date and (ii) for any period following the Closing Date through December 31, 2023, based on the accrual methodology for the combined business as determined by BANC (the “2023 Bonuses”). The actual amount of the 2023 Bonuses payable to the PACW employees in accordance with the foregoing sentence will be determined by BANC in good faith and 2023 Bonuses will be paid in 2024 at the time annual cash bonuses are paid to employees in the ordinary course of business consistent with past practice, subject to satisfaction of the terms and conditions (including with respect to service) of the applicable annual cash bonus arrangements.

(f)            Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or consultant of PACW, BANC or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, PACW, BANC or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, PACW, BANC or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Corporation, PACW, BANC or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any PACW Benefit Plan, BANC Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular PACW Benefit Plan, BANC Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, any current or former employee, officer, director or consultant of PACW, BANC or any of their respective Subsidiaries or affiliates or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7            Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable Law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by PACW pursuant to the PACW Charter, PACW Bylaws, the governing or organizational documents of any Subsidiary of PACW or any indemnification agreements in existence as of the date hereof that have been made available to BANC, each present and former director or officer of PACW and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “PACW Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of PACW or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that in the case of advancement of expenses, the PACW Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such PACW Indemnified Party is not entitled to indemnification.

(b)            The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each PACW Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7. The obligations of the Surviving Corporation or any of its successors under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any PACW Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected PACW Indemnified Party or affected person.

6.8            Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of BANC, on the one hand, and a Subsidiary of PACW, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by BANC.

6.9            Efforts to Close; Advice of Changes. Subject in all cases to Section 6.1(c), each of PACW and BANC shall use their reasonable best efforts to take or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described herein, including using reasonable best efforts to satisfy in all material respects on a timely basis all conditions and covenants under their respective the control in this Agreement and otherwise comply with its obligations hereunder. Each of BANC and PACW shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article IV; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10           Dividends. After the date of this Agreement, each of BANC and PACW shall coordinate with the other the declaration of any dividends in respect of BANC Common Stock and PACW Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of PACW Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of PACW Common Stock and any shares of BANC Common Stock any such holder receives in exchange therefor in the Merger.

6.11           Shareholder Litigation. Each party shall give the other party prompt written notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and PACW shall give BANC the opportunity to participate (at BANC’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. PACW shall not agree to settle any such litigation without BANC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that BANC shall not be obligated to consent to any settlement which (a) does not include a full release of BANC and its affiliates or (b) which imposes an injunction or other equitable relief (i) that restrains, delays or otherwise prohibits the Closing or (ii) applies after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.12          Corporate Governance.

(a)            Effective as of the Effective Time, in accordance with the BANC Bylaws, (i) the number of directors that will comprise the full Board of Directors of BANC (and, as of the Second Effective Time, that will comprise the full Board of Directors of the Surviving Corporation) shall be twelve (12), (ii) of such members of the Board of Directors, (x) eight (8) shall be members of the Board of Directors of BANC as of immediately prior to the Effective Time (the “BANC Directors”), (y) three (3) shall be members of the Board of Directors of PACW as of immediately prior to the Effective Time, designated by PACW and reasonably acceptable to BANC (the “PACW Directors”); provided that any such PACW Director must qualify as an “independent” director of BANC under the applicable rules of the NYSE and satisfy BANC’s Corporate Governance Guidelines and (z) one (1) shall be an individual designated by certain Investors in accordance with the applicable Investment Agreement and reasonably acceptable to BANC (the “Investor Director”) and (iii) subject to the receipt of any necessary consent or non-objection of any Governmental Entity, the Lead Director of the Board of Directors of PACW as of immediately prior to the Effective Time shall become the Chairman of the Board of Directors of BANC (and, as of the Second Effective Time, of the Surviving Corporation). Provided that each PACW Director continues to meet the standards for directors of the Surviving Corporation, including continuing to satisfy BANC’s Corporate Governance Guidelines and qualify as an “independent” director of BANC under the applicable rules of the NYSE, the Surviving Corporation shall nominate each PACW Director for reelection to the Board of Directors of the Surviving Corporation at each of the first and second annual meeting of the stockholders of the Surviving Corporation following the Closing, and the Surviving Corporation’s proxy materials with respect to each such annual meeting shall include the recommendation of the Board of Directors of the Surviving Corporation that its stockholders vote to reelect each PACW Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Surviving Corporation.

(b)            Effective as of the Bank Merger effective time, in accordance with the Pacific Western Bank bylaws in effect as of immediately prior to the Bank Merger effective time (i) the number of directors that will comprise the full Board of Directors of the Surviving Bank shall be twelve (12), (ii) of such members of the Board of Directors, (x) eight (8) shall be the BANC Directors, (y) three (3) shall be the PACW Directors and (z) one (1) shall be the Investor Director and (iii) subject to the receipt of any necessary consent or non-objection of any Governmental Entity, the Chairman of the Board of Directors of the Surviving Bank shall be the same individual who serves as the Chairman of the Board of Directors of Banc of California immediately prior to the Effective Time.

(c)            The Chief Executive Officer of BANC immediately prior to the Second Effective Time will be the Chief Executive Officer of the Surviving Corporation immediately following the Second Effective Time and will continue as such until his resignation, removal or death.

(d)            Effective as of the Effective Time, (i) the headquarters of BANC (and, as of the Second Effective Time, the Surviving Corporation) will be located in Los Angeles, California, and the headquarters of Pacific Western Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) will be located in Los Angeles, California or as otherwise mutually agreed in writing by the parties hereto and (ii) the name of BANC (and, as of the Second Effective Time, the Surviving Corporation) will be “Banc of California, Inc.” and the name of Pacific Western Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) will be “Banc of California.”

6.13           Acquisition Proposals.

(a)            Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite PACW Vote, in the case of PACW, or the Requisite BANC Vote, in the case of BANC, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to such party than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means, with respect to BANC or PACW, as applicable, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

(b)            Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14           Public Announcements. PACW, BANC and Merger Sub agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties hereto. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (b) communications that are permitted pursuant to Section 6.3 or Section 6.13(b) or (c) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15          Change of Method. PACW and BANC shall be empowered, upon their mutual written agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of PACW and BANC (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (a) alter or change the Exchange Ratio or the number of shares of BANC Common Stock received by holders of PACW Common Stock in exchange for each share of PACW Common Stock, (b) adversely affect the Tax treatment of holders of PACW Common Stock or BANC Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of PACW or BANC pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.16           Restructuring Efforts. If either PACW or BANC shall have failed to obtain the Requisite PACW Vote or the Requisite BANC Vote at the duly convened PACW Meeting or BANC Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued or paid to holders of the capital stock of PACW as provided for in this Agreement or any term that would adversely affect the tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its stockholders for adoption or approval.

6.17           Takeover Statutes. None of PACW, BANC, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18           Investment Agreements.

(a)            BANC shall not amend or modify, or waive any of its rights under, any Investment Agreement without the prior written consent of PACW (such consent not to be unreasonably withheld, conditioned or delayed).

(b)            Prior to Closing, each of PACW and BANC shall, and each of them shall cause its respective Subsidiaries, and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with the Equity Financing and any other financing arrangement the parties mutually agree in writing to seek in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, PACW shall, and shall cause its Subsidiaries and its and their respective Representatives to, reasonably cooperate with BANC in a timely manner (i) by providing such information and assistance as BANC, its Subsidiaries or their respective Representatives may reasonably request (including by providing such cooperation and assistance as may be reasonably requested in connection with the preparation of any investor presentations or other offering materials in connection with the Equity Financing), (ii) granting such access to documents and other information as may be reasonably necessary for due diligence with respect to such financing efforts, (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact with senior management and other representatives of PACW and its Subsidiaries at reasonable times and locations), (iv) providing reasonable assistance to BANC for the preparation of pro forma financial information and projections in connection with such financing, and (v) giving such opportunities to discuss the business, financial condition and results of operations of PACW and its Subsidiaries with their independent accountants as may be reasonably necessary for due diligence with respect to such financing efforts.

(c)            Subject in all cases to Section 6.1(c), BANC shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable and under its control to consummate the Equity Financing on the terms and conditions set forth in the Investment Agreements, including using its reasonable best efforts to (i) satisfy in all material respects on a timely basis all conditions and covenants under the control of BANC in the Investment Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the Investment Agreements have been satisfied, consummate the Equity Financing substantially concurrently with the consummation of the Mergers and (iii) in the event of any actual or potential breach, default, invalid termination or repudiation by an Investor under an Investment Agreement, use reasonable best efforts to pursue all remedies available to it under such Investment Agreement (for the avoidance of doubt solely to the extent permitted by such Investment Agreement), including seeking specific performance of the Investors’ obligations thereunder. In the event that BANC recovers any monetary damages from any Investor pursuant to any Investment Agreement, BANC shall remit to PACW, after deducting BANC’s out-of-pocket fees, costs and expenses (including reasonable attorney’s fees) incurred by BANC in order to recover such monetary damages, an amount equal to fifty percent (50%) of the remaining recoveries. BANC shall give PACW prompt (and, in any event five (5) business days) written notice of (1) gaining actual knowledge of any breach or default by it or an Investor to any Investment Agreement; and (2) of the receipt of any written notice or other written communication from an Investor with respect to any actual, potential or claimed breach, default, termination or repudiation by an Investor to any provision of an Investment Agreement.

6.19           Client Consents.

(a)            Consent Notices. As promptly as reasonably practicable following the date hereof, PACW shall, or shall cause PWAM to, send to each person to which PWAM provides (or, during the relevant period, provided) Investment Advisory Services (each, a “Client”) a written notice (“Consent Notice”) informing such Client of the transactions contemplated hereby and seeking such Client’s consent to the “assignment” (as defined in the Investment Advisers Act) or continuation of such Client’s contract providing Investment Advisory Services (each, an “Investment Advisory Contract”) if such consent is required under the applicable Investment Advisory Contract or applicable Law. PACW shall, and shall cause the PWAM to, use its reasonable best efforts to obtain each such consent as promptly as reasonably practicable following the date hereof. The parties hereto agree that the consent of a Client shall be deemed to be obtained (i) upon receipt of a duly executed Consent Notice from such Client or (ii) by the use of “negative” consent or consent by notice if the applicable Investment Advisory Contract does not (in the good faith and reasonable view of BANC) require express written consent, (A) upon receipt of a written consent requested in the Consent Notice or (B) if no such written consent is received, if sixty (60) days (or such longer period that PACW deems is required by the applicable Investment Advisory Contract or by applicable Law) have passed since the sending of a written notice (a “Negative Consent Notice”) to the applicable Client (which notice may be included in the Consent Notice) which shall: (1) inform such Client of the intention (x) to complete the transactions contemplated hereby, which will result in an “assignment” (as defined in the Investment Advisers Act) of such Client’s Investment Advisory Contract, and (y) of the PWAM to continue to provide Investment Advisory Services pursuant to the existing Investment Advisory Contract with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; (2) request the consent of such Client and indicate that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least sixty (60) days (or such longer period that PACW deems is required by the applicable Investment Advisory Contract or by applicable Law) after the sending of the Negative Consent Notice without termination (as discussed below); and (3) provide an opportunity for such Client to consent by countersigning the Negative Consent Notice. The foregoing obligations shall apply equally in respect of any new Clients who enter into Investment Advisory Contracts after the date hereof.

(b)            Cooperation. BANC agrees to reasonably cooperate with PACW in obtaining the consents contemplated by this Section 6.19. BANC shall have the right to approve on a timely basis information concerning BANC or its Affiliates in any Consent Notice, Negative Consent Notice or similar materials to be distributed by PACW or the PWAM. BANC shall also have the right to inspect, and provide reasonable comments on a timely basis, to be considered by PACW in good faith, in advance of distribution of, the other content of any materials to be distributed by PACW or the PWAM pursuant to Section 6.19(a), including any Consent Notice or Negative Consent Notice (in each case, other than materials that are substantially similar to materials already provided to or approved by BANC, as applicable). PACW shall, and shall cause its Affiliates to, keep BANC reasonably informed of the status of obtaining consents of Clients and, upon BANC’s request, make available to BANC copies of all such executed consents. BANC shall provide to PACW or the PACW Investment Advisor in writing, all information concerning BANC and its Affiliates as is required under applicable Law, reasonably required or otherwise reasonably requested in order for PACW or the PACW Advisory Entity to seek to obtain the consents to be sought pursuant to this Section 6.19.

6.20          Treatment of PACW Debt. Upon the Second Effective Time, BANC shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by PACW under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.20 of the PACW Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) PACW shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) BANC shall reasonably cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates and other documents, and the parties hereto shall reasonably cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee in respect of such indebtedness, in each case, to the extent required to make such assumption effective as of the Second Effective Time or the effective time of the Bank Merger, as applicable.

6.21           Balance Sheet Repositioning. Each of PACW and BANC shall reasonably cooperate with each other to identify certain pools of assets of PACW or any of its Subsidiaries, on the one hand, and of BANC or any of its Subsidiaries, on the other hand, to be disposed of by PACW, BANC or their applicable Subsidiaries, contingent upon the Closing and either, as the parties hereto reasonably determine, prior to Closing or effective as of, or as soon as reasonably practicable after, the Closing. In addition, (a) each of PACW and BANC shall use its reasonable best efforts to, and cause its applicable Subsidiaries to use reasonable best efforts to, so dispose of, and enter into one or more BSR Agreements providing for the dispositions of, such assets for the best commercially reasonable available price, with the effectiveness of such disposition to be prior to, at or as soon as reasonably practicable after, the Closing and (b) PACW shall cause Pacific Western Bank to use its reasonable best efforts to repay with then-available cash indebtedness for borrowed money of Pacific Western Bank that is considered wholesale funding, including federal funds borrowings made pursuant to the Federal Reserve’s Bank Term Funding Program, with such repayment to occur at or as soon as reasonably practicable after the Closing ((a) and (b), the “Balance Sheet Repositioning”). In furtherance of the foregoing, each of PACW and BANC shall, and shall cause their applicable Subsidiaries to, (i) reasonably cooperate with the other party in connection with the Balance Sheet Repositioning, (ii) keep the other party appraised of the status of the portion of the Balance Sheet Repositioning applicable to it, (iii) provide the other party with drafts of any contract, agreement or arrangement (if any) relating to its portion of the Balance Sheet Repositioning (a “BSR Agreement”) and (iv) provide the other party with a reasonable opportunity to review and comment on such BSR Agreements, and consider in good faith any reasonable comments made by such other party. In no event shall PACW or BANC, and PACW and BANC shall not permit any of their Subsidiaries to, (A) enter into any BSR Agreement or any other agreement, arrangement, contract or understanding with respect to any portion of the Balance Sheet Repositioning, or incur any material expense or liability in connection therewith, in each case, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) or (B) take any action that would reasonably be expected to adversely affect or materially delay the consummation of the transactions contemplated by the Balance Sheet Repositioning, provided that nothing in this Section 6.21 shall limit or restrict in any matter any action that would otherwise be permitted by Article V of this Agreement.

6.22           Exemption from Liability under Section 16(b). BANC and PACW agree that, in order to most effectively compensate and retain PACW Insiders, both prior to and after the Effective Time, it is desirable that PACW Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of PACW Common Stock and PACW Equity Awards into BANC Common Stock or BANC Equity Awards, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.22. PACW shall deliver to BANC in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of PACW subject to the reporting requirements of Section 16(a) of the Exchange Act (the “PACW Insiders”), and the Board of Directors of BANC and of PACW, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of PACW) any dispositions of PACW Common Stock or PACW Equity Awards by the PACW Insiders, and (in the case of BANC) any acquisitions of BANC Common Stock or BANC Equity Awards by any PACW Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)            Stockholder Approvals. (i) The BANC Share Issuance shall have been approved by the stockholders of BANC by the Requisite BANC Vote and (ii) this Agreement shall have been adopted by the stockholders of PACW by the Requisite PACW Vote.

(b)            NYSE Listing. BANC shall have filed a Supplemental Listing Application in respect of the BANC Common Stock and the New BANC Preferred Stock that shall be issuable pursuant to this Agreement in accordance with NYSE’s rules, and no further action shall be required to authorize such additional shares for listing, subject to official notice of issuance.

(c)            Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no Governmental Entity shall have imposed, and no Requisite Regulatory Approval shall contain, any Materially Burdensome Regulatory Condition.

(d)            S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)            No Injunctions or Restraints; Illegality. No Order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger, the BANC Share Issuance or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger, the BANC Share Issuance or any of the other transactions contemplated by this Agreement.

(f)            Equity Financing. The consummation of the purchase and sale of Voting Common Stock and Non-Voting Common Equivalent Stock, for an aggregate investment amount that is greater than or equal to $400,000,000.00, pursuant to (i) the Investment Agreements and/or (ii) any other contract or agreement entered into after the execution of this Agreement providing for the issuance of shares of Voting Common Stock and/or Non-Voting Common Equivalent Stock on terms and conditions that are equivalent to the terms and conditions applicable to the issuance of shares of Voting Common Stock and Non-Voting Common Equivalent Stock provided for in the Investment Agreements, in each case qualifying as common equity tier 1 capital of the Surviving Corporation for purposes of 12 C.F.R. 217.20(b) (collectively, the “Equity Financing”) shall occur substantially concurrently with the Closing.

7.2            Conditions to Obligations of BANC and Merger Sub. The obligation of BANC and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by BANC at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The representations and warranties of PACW set forth in Sections 3.2(a), 3.7 and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of PACW set forth in Sections 3.1(a)-(c), 3.2(b) and 3.3(a) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of PACW set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on PACW or the Surviving Corporation. BANC shall have received a certificate, dated as of the Closing Date and signed on behalf of PACW by the Chief Executive Officer or the Chief Financial Officer of PACW, to the foregoing effect.

(b)            Performance of Obligations of PACW. PACW shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, and BANC shall have received a certificate, dated as of the Closing Date and signed on behalf of PACW by the Chief Executive Officer or the Chief Financial Officer of PACW, to such effect.

(c)            Federal Tax Opinion. BANC shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to BANC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BANC, PACW and Merger Sub, reasonably satisfactory in form and substance to such counsel.

7.3            Conditions to Obligations of PACW. The obligation of PACW to effect the Merger is also subject to the satisfaction or waiver by PACW at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The representations and warranties of BANC and Merger Sub set forth in Sections 4.2(a), 4.7 and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of BANC and Merger Sub set forth in Sections 4.1(a)-(c), 4.2(b) and 4.3(a) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of BANC and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on BANC. PACW shall have received a certificate, dated as of the Closing Date and signed on behalf of BANC by the Chief Executive Officer or the Chief Financial Officer of BANC, to the foregoing effect.

(b)            Performance of Obligations of BANC. BANC and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and PACW shall have received a certificate, dated as of the Closing Date and signed on behalf of BANC by the Chief Executive Officer or the Chief Financial Officer of BANC, to such effect.

(c)            Federal Tax Opinion. PACW shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to PACW, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BANC, PACW and Merger Sub, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of BANC and PACW;

(b)            by either BANC or PACW if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers, the Bank Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)            by either BANC or PACW if the Merger shall not have been consummated on or before April 25, 2024 (the “Termination Date”), unless the failure of the Closing to occur by the Termination Date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, however, that if (i) the conditions to the Closing set forth in Section 7.1(c) or Section 7.1(e) (to the extent related to a Requisite Regulatory Approval) have not been satisfied or waived on or prior to such date but all other conditions to PACW or BANC’s obligation to consummate the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), then the Termination Date shall be extended to July 25, 2024, and such date, as so extended, shall be the “Termination Date” and (ii) the Condition Satisfaction Date has occurred, then the Termination Date shall be extended to the first business day following the date on which the Closing is contemplated to occur pursuant to Section 1.2;

(d)            by either BANC or PACW (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true or correct) set forth in this Agreement on the part of PACW, in the case of a termination by BANC, or BANC or Merger Sub, in the case of a termination by PACW, which breach or failure to be true or correct, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by BANC, or Section 7.3, in the case of a termination by PACW, and which is not cured within forty-five (45) days following written notice to PACW, in the case of a termination by BANC, or BANC, in the case of a termination by PACW, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by PACW prior to such time as the Requisite BANC Vote is obtained, if (i) BANC or the Board of Directors of BANC (or a committee thereof) shall have made a Recommendation Change or (ii) BANC or the Board of Directors of BANC shall have breached its obligations under Section 6.3 or 6.13 in any material respect;

(f)            by BANC prior to such time as the Requisite PACW Vote is obtained, if (i) PACW or the Board of Directors of PACW (or a committee thereof) shall have made a Recommendation Change or (ii) PACW or the Board of Directors of PACW shall have breached its obligations under Section 6.3 or 6.13 in any material respect;

(g)            by BANC, if, under clause (y) of the definition of Material Adverse Effect, there is a Material Adverse Effect on PACW; or

(h)            by PACW, if, under clause (z) of the definition of Material Adverse Effect, there is a Material Adverse Effect on BANC.

The party desiring to terminate this Agreement pursuant to clauses (b) through (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2             Effect of Termination.

(a)            In the event of termination of this Agreement by either BANC or PACW as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of BANC, PACW, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.14, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither BANC, Merger Sub nor PACW shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.

(b)

(i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to PACW shall have been communicated to or otherwise made known to the Board of Directors or senior management of PACW or shall have been made directly to the stockholders of PACW generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the PACW Meeting) an Acquisition Proposal with respect to PACW, and (A) (x) thereafter, this Agreement is terminated by either BANC or PACW pursuant to Section 8.1(c) without the Requisite PACW Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter, this Agreement is terminated by BANC pursuant to Section 8.1(d) as a result of a willful breach by PACW, and (B) prior to the date that is twelve (12) months after the date of such termination, PACW enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PACW shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BANC, by wire transfer of same day funds, a fee equal to $39,500,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii)            In the event that this Agreement is terminated by BANC pursuant to Section 8.1(f), then PACW shall pay BANC, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)

(i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to BANC shall have been communicated to or otherwise made known to the Board of Directors or senior management of BANC or shall have been made directly to the stockholders of BANC generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the BANC Meeting) an Acquisition Proposal with respect to BANC, and (A) (x) thereafter, this Agreement is terminated by either BANC or PACW pursuant to Section 8.1(c) without the Requisite BANC Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter, this Agreement is terminated by PACW pursuant to Section 8.1(d) as a result of a willful breach by BANC, and (B) prior to the date that is twelve (12) months after the date of such termination, BANC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BANC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay PACW, by wire transfer of same day funds, the Termination Fee; provided that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii)            In the event that this Agreement is terminated by PACW pursuant to Section 8.1(e), then BANC shall pay PACW, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(d)            In the event this Agreement is terminated (other than pursuant to Section 8.1(d), Section 8.1(g) or Section 8.1(h)), then BANC and PACW shall make proper provision (which may include reimbursement by one such party to the other such party) such that BANC bears 19.64% of the aggregate amount of any out-of-pocket fees, costs, expenses (including attorneys’ fees and expenses) or liabilities paid or incurred by BANC and PACW or any of their respective Subsidiaries in connection with any such BSR Agreement, including any out-of-pocket fees, costs or expenses associated with or arising out of the negotiation, execution or delivery of, or the termination of, any BSR Agreement (“BSR Costs”), and PACW bears 80.36% of all BSR Costs. In the event this Agreement is terminated by BANC pursuant to Section 8.1(d) or Section 8.1(g), then PACW shall reimburse BANC for all BSR Costs paid or incurred by BANC or any of its Subsidiaries. In the event this Agreement is terminated by PACW pursuant to Section 8.1(d) or Section 8.1(h), then BANC shall reimburse PACW for all BSR Costs paid or incurred by PACW or any of its Subsidiaries. Any payment required to be made by BANC or PACW under this Section 8.2(d) shall be made promptly (and in any event, no later than two (2) business days following any request for payment made submitted by the party entitled to payment under this Section 8.2(d) to the other party).

(e)            Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, or the right of any party to be reimbursed pursuant to Section 8.2(d), in no event shall either party be required to pay the Termination Fee more than once.

(f)            Each of BANC and PACW acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if BANC or PACW, as the case may be, fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences any Legal Proceeding which results in any Order against the non-paying party for any amount due by such non-paying party pursuant to this Section 8.2 or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such Legal Proceeding. In addition, if BANC or PACW, as the case may be, fails to pay any amounts payable by it pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for those set forth in Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2            Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite BANC Vote or the Requisite PACW Vote; provided, however, that after receipt of the Requisite BANC Vote or the Requisite PACW Vote, there may not be, without further approval of the stockholders of BANC or PACW, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties hereto.

9.3            Extension; Waiver. At any time prior to the Closing, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of BANC or Merger Sub, in the case of PACW, or PACW, in the case of BANC, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of BANC or Merger Sub, in the case of PACW, or PACW, in the case of BANC, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite BANC Vote or the Requisite PACW Vote, there may not be, without further approval of the stockholders of BANC or PACW, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4            Expenses. Except as otherwise provided in Section 8.2(d), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by BANC and PACW.

9.5            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt (other than an out-of-office reply or similar automated reply), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)          if to BANC or Merger Sub, to:

Banc of California, Inc.

3 MacArthur Place

Santa Ana, California 92707

Attention: Chief Executive Officer

With a copy to: General Counsel

Email: jared.wolff@bancofcal.com;

With a copy to: ido.dotan@bancofcal.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Sven Mickisch; Matthew Nemeroff
Email: Sven.Mickisch@skadden.com; Matthew.Nemeroff@skadden.com

and

(b)          if to PACW, to:

PacWest Bancorp

5050 S. Syracuse Street, Suite 1000

Denver, CO 80237

Attention: Angela M.W. Kelley

Email: akelley@pacwest.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East

Los Angeles, CA 90067-1725

United States
Attention: Patrick Brown
Email: brownp@sullcrom.com

and

125 Broad Street

New York, New York 10004

United States

Attention: H. Rodgin Cohen; Mark Menting

Email: cohenhr@sullcrom.com; mentingm@sullcrom.com

9.6            Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of PACW means the actual knowledge of any of the officers of PACW listed on Section 9.6 of the PACW Disclosure Schedule, and the “knowledge” of BANC or Merger Sub means the actual knowledge of any of the officers of BANC listed on Section 9.6 of the BANC Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “party” means a party to this Agreement, unless the context clearly suggests otherwise, (e) “made available” means, except for any documents listed on Section 4.13(a)(ix) of the BANC Disclosure Schedule, any document or other information that was (i) included in the virtual data room of a party at one (1) business day prior to the date hereof or (ii) filed by a party with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof, (f) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger, (g) “ordinary course” and “ordinary course of business” with respect to either party, means conduct consistent with past practice and the normal day-to-day customs, practices and procedures of such party, taking into account any changes to such practices as may have occurred in response to the Pandemic, including compliance with Pandemic Measures and (h) any reference to any statute, includes all amendments thereto and all rules and regulations promulgated thereunder. The PACW Disclosure Schedule and the BANC Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not require any person to take any action, or fail to take any action, or otherwise restrict any action if to do so would violate any applicable Law or be inconsistent with any directive of any Governmental Entity.

9.7            Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8            Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9            Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of BANC shall be subject to the laws of the State of Maryland and except for the terms of this Agreement with respect to which the MGCL expressly applies).

(b)            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11          Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of PACW, in the case of BANC or Merger Sub, or BANC, in the case of PACW. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12           Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14           Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 4.32(b), 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this Section 9.14 apply.

9.15           Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of email delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, PacWest Bancorp, Banc of California, Inc. and Cal Merger Sub, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PACWEST BANCORP

By:	/s/ Paul W. Taylor
Name: Paul W. Taylor
Title: President and Chief Executive Officer

BANC OF CALIFORNIA, INC.

By:	/s/ Jared M. Wolff
Name: Jared M. Wolff
Title: Chairman, President and Chief Executive Officer

CAL MERGER SUB, INC.

By:	/s/ Ido Dotan
Name: Ido Dotan
Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

PACW VOTING AGREEMENT

[ATTACHED]

EXHIBIT B

FORM OF

BANC VOTING AGREEMENT

[ATTACHED]

EXHIBIT C

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SURVIVING ENTITY

[ATTACHED]

EXHIBIT D

FORM OF

AMENDED AND RESTATED BYLAWS

OF

SURVIVING ENTITY

[ATTACHED]

EXHIBIT E

FORM OF

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PACIFIC WESTERN BANK

AND

BANC OF CALIFORNIA, N.A.

[ATTACHED]